VICTOR TECHNOLOGIES (UK) LIMITED (AS BUYER)
THE SELLERS (AS DEFINED HEREIN)
VICTOR TECHNOLOGIES LIMITED (AS GUARANTOR)

SHARE PURCHASE AGREEMENT RELATING TO THE SALE AND PURCHASE OF THE ENTIRE ISSUED SHARE CAPITAL OF GAS ARC GROUP LTD.

Date:	31st October 2013
Document Number:	290091
Matter Number:	0355882

88 Wood Street London EC2V 7AJ
tel: (+44) (0) 20 3207 1100 - fax: (+44) (0) 20 3207 1881

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THIS AGREEMENT is dated     31st October     2013
PARTIES

(1)	The several persons whose names and addresses are set out in Schedule 1 (the "Sellers").

(2)
VICTOR TECHNOLOGIES (UK) LIMITED a private limited company incorporated in England and Wales with registration number 8754612 whose registered office is located at Europa Building, Chorley North Industrial Park, Chorley, Lancashire PR6 7BX (“Buyer”)

(3)
VICTOR TECHNOLOGIES LIMITED a private limited company incorporated in England and Wales with registration number 01144214 whose registered office is located at Europa Building, Chorley North Industrial Park, Chorley, Lancashire PR6 7BX (the "Guarantor").

BACKGROUND

(A)	The Company is a private company limited by shares incorporated in England and Wales.

(B)	The Company (as defined below) has an issued share capital of £23,500 divided into 19,560 Ordinary A Shares of £1 each and 3,940 Ordinary B Shares of £1 each.

(C)	Further particulars of the Company at the date of this Agreement are set out in Schedule 2.

(D)
The Sellers are the legal and beneficial owners of, or are otherwise able to procure the transfer of, the legal and beneficial title to the number of Sale Shares (as defined below) set out opposite their respective names in Schedule 1 comprising in aggregate the whole of the issued share capital of the Company (as defined below).

(E)	The Sellers have agreed to sell and the Buyer has agreed to buy the Sale Shares subject to the terms and conditions of this Agreement.

(F)	The Guarantor has agreed to guarantee certain obligations of the Buyer under this Agreement.
AGREED TERMS

1.	INTERPRETATION

1.1	The definitions and rules of interpretation in this clause apply in this Agreement.
Accounts: the audited financial statements of the Company as at and to the Accounts Date, comprising the accounts of the Company including the balance sheet, profit and loss account together with the notes on them, the cash flow statement and the auditor's and directors' reports (a copy of which is attached to the Disclosure Letter).
Accounts Date: 30 April 2013.

Adjustment Date: the fifth Business Day following the date on which the Completion Accounts and the Completion Accounts Statement are agreed or determined in accordance with Schedule 5.
Aggregate Consolidated Debt: the aggregate amounts owed by the Company at Completion by way of:-
a)    Bank loans or overdrafts;
b)    Hire purchase, finance leases or other finance arrangements;
c)    Corporation tax arising out of ordinary trading activities of the Company in the financial periods up to and including the Completion Date, including any provision for deferred tax;
d)    Loans from Directors or persons connected with any of the Directors; and
e)    Any dividends declared but unpaid; and
f)    Prepayment penalties owing on any of the foregoing items in clauses a) through to e).
Business: the business of the Company namely the manufacturing of speciality gas and industrial gas control products and equipment.
Business Day: a day (other than a Saturday, Sunday or public holiday) when banks in the City of London are open for business.
Buyer's Solicitors: Bryan Cave, 88 Wood Street, London EC2V 7AJ.
CAA 2001: the Capital Allowances Act 2001.
Claim: has the meaning set out in clause 9.
Company: Gas Arc Group Limited, a company existing under the laws of England and Wales with company registration number 01569200 whose registered office is at Vinces Road, Diss, Norfolk IP22 4WW, further details of which are set out in Schedule 2.
Completion: completion of the sale and purchase of the Sale Shares in accordance with this Agreement.
Completion Accounts: has the meaning set out in paragraph 1.1 of Schedule 5.
Completion Accounts Statement: has the meaning set out in paragraph 1.1 of Schedule 5.
Completion Date: shall have the meaning set out in clause 6.3.
Completion Working Capital: means the Current Assets (excluding cash) of the Company less all Liabilities as derived from the Completion Accounts and set out in the Completion Accounts Statement.

Connected: in relation to a person, has the meaning given in section 1122 of the Corporation Tax Act 2010.
Control: in relation to a body corporate, the power of a person to secure that the affairs of the body corporate are conducted in accordance with the wishes of that person:

(a)	by means of the holding of shares, or the possession of voting power, in or in relation to that or any other body corporate; or

(b)	by virtue of any powers conferred by the constitutional or corporate documents, or any other document, regulating that or any other body corporate, and a Change of Control occurs if a person who controls any body corporate ceases to do so or if another person acquires control of it.
CTA 2009: Corporation Tax Act 2009.
CTA 2010: Corporation Tax Act 2010.
Current Assets: the aggregate amount of all stock and actual amounts owing to the Company and prepayments and provisions for the same, of the Company at Completion including, without limitation, trade and other debtors, but excluding Aggregate Consolidated Debt.
Director: each person who is a director or shadow director of the Company, the names of whom are set out in Schedule 2.
Disclosed: fairly disclosed (with sufficient details to identify the nature and scope of the matter disclosed), and full, accurate and clear enough to enable the Buyer to have a complete understanding of the matter disclosed, in or under the Disclosure Letter.
Disclosure Letter: the letter from the Sellers to the Buyer with the same date as this Agreement and described as the disclosure letter, including the bundle of documents attached to it (the "Disclosure Bundle").
Diss Facility: means the property known as Units 5A and 5B (together with extensions thereto) and Units 1 and 2, Court Industrial Estate, Vinces Road, Diss, Norfolk IP22 4WY.
Due Amount: the amount (if any) due to the Buyer on a Relevant Claim being settled.
Eligible Employee: means those full time employees of the Company as at the Completion Date (not including the Senior Management Team) who have been employed by the Company for a minimum of 6 months, a full list of which is set out in Schedule 11.
Eligible Employee Salary: the net annual salary of each Eligible Employee (after tax, national insurance and any other statutory deductions) as set out in Schedule 11.
Encumbrance: any interest or equity of any person (including any right to acquire, option or right of pre-emption) or any mortgage, charge, pledge, lien, assignment,

hypothecation, trust, security interest, title retention or any other security agreement or arrangement.
Escrow Agents: US Bank (Old Broad Street, London branch) or such other bank of similar standing as may be agreed between the Buyer and the Sellers’ Representative.
Escrow Bank: US Bank (Old Broad Street, London branch) or such other bank of similar standing as may be agreed between the Buyer and the Sellers’ Representative.
Escrow Letter: the letter, or agreement in a form to be agreed between the Buyer’s Solicitors, the Sellers’ Solicitors and the Escrow Agent, instructing and authorising the Escrow Agents to establish and operate the Retention Account.
Event: has the meaning given in Schedule 7.
FSMA: the Financial Services and Markets Act 2000.
Group: in relation to a company, that company, its subsidiaries, any company of which it is a subsidiary (its holding company) and any other subsidiaries of any such holding company; and each company in a group is a member of the group.
Unless the context otherwise requires, the application of the definition of Group to any company at any time will apply to the company as it is at that time.
Holding company and subsidiary: a "holding company" and "subsidiary" as defined in section 1159 of the Companies Act 2006 and a company shall be treated, for the purposes only of the membership requirement contained in subsections 1159(1)(b) and (c), as a member of another company even if its shares in that other company are registered in the name of (a) another person (or its nominee), by way of security or in connection with the taking of security, or (b) its nominee. In the case of a limited liability partnership which is a subsidiary of a company or another limited liability partnership, section 1159 of the Companies Act 2006 shall be amended so that: (a) references in sub sections 1159(1)(a) and (c) to voting rights are to the members' rights to vote on all or substantially all matters which are decided by a vote of the members of the limited liability partnership; and (b) the reference in section 1159(1)(b) to the right to appoint or remove a majority of its board of directors is to the right to appoint or remove members holding a majority of the voting rights.
IHTA 1984: the Inheritance Tax Act 1984.
Indemnity Claim: a claim for breach of any of the indemnities in clause 11.
Intellectual Property Rights: has the meaning given in paragraph 20.1 of Part 1 of Schedule 6.
Interest Rate: 4% per annum above the base lending rate of Barclays Bank PLC
ITA 2007: Income Tax Act 2007.
ITEPA 2003: Income Tax (Earnings and Pensions) Act 2003.

Liabilities: the aggregate amount of all actual liabilities, known contingent liabilities, and accruals and provisions for the same, of the Company at Completion including, without limitation, trade and other creditors, but excluding Aggregate Consolidated Debt.
Losses: all and any claims, losses, damages, liabilities, fines, fees, penalties, reasonable expenses or reasonable costs.
Majority Sellers: the Sellers save for the Minority Sellers.
Management Accounts: the unaudited consolidated balance sheet and the unaudited consolidated profit and loss account of the Company (including any notes thereon) for the period of 5 months ended 30th September 2013 (a copy of which is attached to the Disclosure Letter).
Minority Sellers: Gareth Toyer and Kenneth Pearl.
Net Cash and Debt Position: the aggregate reconciled cash balances of the Company, net of outstanding cheques, at Completion as derived from the Completion Accounts and set out in the Completion Accounts Statement less the Aggregate Consolidated Debt of the Company at Completion, as derived from the Completion Accounts and set out in the Completion Accounts Statement.
Ordinary A Shares: the 19,560 ordinary A shares of £1 each in the Company, all of which have been issued and fully paid, further details of which are set out in Schedule 1.
Ordinary B Shares: the 3,940 ordinary B shares of £1 each in the Company, all of which have been issued and fully paid, further details of which are set out in Schedule 1.
Pension Scheme: the two pension schemes (provided by Prudential and Virgin Money respectively) operated by the Company for its employees as described in the Disclosure Letter (against Warranty 29.1), documents relating to which are annexed to the Disclosure Letter.
Previously-owned Land and Buildings: has the meaning given in paragraph 24 of Part 1 of Schedule 6.
Properties: has the meaning given in paragraph 24 of Part 1 of Schedule 6.
Purchase Price: the purchase price for the Sale Shares to be paid by the Buyer to the Sellers in accordance with clause 4.
Release Date: has the meaning given in clause 7.
Relevant Claim: a Claim, a claim under the Tax Covenant, an amount due to the Buyer under clause 5.2 or a claim under clause 11 (Indemnities).
Retention Account: the joint interest-bearing bank account at the Escrow Bank to be established in accordance with the Escrow Letter.
Sale Shares: together the Ordinary A Shares and the Ordinary B Shares.

Sellers' Representative: has the meaning given in clause 14.
Sellers' Solicitors: Ashton KCJ of Waterfront House, Wherry Quay, Ipswich, Suffolk IP4 1AS.
Senior Management Team: John Gray, Steve Bacon, Clive Matthews, Darren Whiting Kenneth Pearl, Paul Fountain and Gareth Toyer.
Subsidiary: means Industrial and Scientific Gas Control Systems Limited, a company existing under the laws of England and Wales with registration number 02021362 and whose registered office is situated at Vinces Road, Diss, Norfolk IP22 4WW.
Target Working Capital: means the amount equal to £2,387,000.
Tax or Taxation: has the meaning given in Schedule 7.
Tax Covenant: the tax covenant as set out in Schedule 7.
Tax Claim: has the meaning given in Schedule 7.
Tax Warranties: the Warranties in Part 2 of Schedule 6.
Taxation Authority: has the meaning given in Schedule 7.
Taxation Statute: has the meaning given in Schedule 7.
TCGA 1992: the Taxation of Chargeable Gains Act 1992.
TIOPA 2010: Taxation (International and Other Provisions) Act 2010.
Transaction: the transaction contemplated by this Agreement or any part of that transaction.
VAT: has the meaning given in Schedule 7.
VATA 1994: the Value Added Tax Act 1994.
Warranties: the representations and warranties in clause 8 and Schedule 6.

1.2	Clause and schedule headings do not affect the interpretation of this Agreement.

1.3	A person includes a natural person, corporate or unincorporated body (whether or not having separate legal personality) and that person's personal representatives, successors or permitted assigns.

1.4	Unless the context otherwise requires, words in the singular include the plural and in the plural include the singular.

1.5	Unless the context otherwise requires, a reference to one gender includes a reference to the other genders.

1.6	Subject to clause 17, a reference to any party shall include that party's personal representatives, successors and permitted assigns.

1.7	A reference to a company shall include any company, corporation or other body corporate , wherever and however incorporated or established.

1.8
A reference to a particular statute, statutory provision or subordinate legislation is a reference to it as it is in force from time to time taking account of any amendment or re-enactment and includes any statute, statutory provision or subordinate legislation which it amends or re-enacts and subordinate legislation for the time being in force made under it.

1.9	Writing or written includes faxes but not e-mail.

1.10	Documents in agreed form are documents in the form agreed by the parties or on their behalf.

1.11	References to clauses and schedules are to the clauses and schedules of this Agreement; references to paragraphs are to paragraphs of the relevant schedule.

1.12	The Schedules form part of this Agreement and shall have effect as if set out in full in the body of this Agreement. Any reference to this Agreement shall include the Schedules.

1.13	Unless otherwise expressly provided, the obligations and liabilities of the Sellers under this Agreement are joint and several.

1.14	Reference to this Agreement include this Agreement as amended or varied in accordance with its terms.

1.15
Any words following the terms including, include, in particular or any similar expression shall be construed as illustrative and shall not limit the sense of the words, description, definition, phrase or term preceding those terms.

2.	GUARANTEE

2.1
In consideration of the Sellers paying the sum of £1 to the Guarantor, (the receipt of which the Guarantor hereby acknowledges), the Guarantor hereby fully and effectively guarantees to the Sellers the following:-

(a)	the due and proper performance of the Buyer’s obligations (as set out in this Agreement) to undertake the preparation and eventual agreement or determination of the Completion Accounts; and

(b)
the payment of all and any sums which the Buyer may become obliged to pay to the Sellers in accordance with clause 5.1 but subject to the deductions which may be due from such sum in accordance with other provisions of clause 5.

2.2	The Guarantor shall be liable as primary obligor and it shall not be necessary for the Sellers to exhaust any remedies against the Buyer prior to enforcing this guarantee.

2.3	This guarantee shall be a continuity guarantee and shall not be affected by any time or indulgence granted by the Sellers to the Buyer.

2.4	The Guarantor has executed this agreement as a deed.

3.	SALE AND PURCHASE AND WAIVER OF PRE-EMPTION RIGHTS

3.1
On the terms of this Agreement the Sellers shall sell and the Buyer shall buy, with effect from Completion, the Sale Shares with full title guarantee, free from all Encumbrances and together with all rights that attach (or may in the future attach) to them including, in particular, the right to receive all dividends and distributions declared, made or paid on or after the date of this Agreement.

3.2
Each of the Sellers severally waives any right of pre-emption or other restriction on transfer in respect of the Sale Shares or any of them conferred on him under the articles of association of the Company or otherwise and shall procure the irrevocable waiver of any such right or restriction conferred on any other person who is not a party to this Agreement.

3.3	The Buyer is not obliged to complete the purchase of any of the Sale Shares unless the purchase of all the Sale Shares is completed simultaneously.

4.	PURCHASE PRICE

4.1
The consideration for all of the Sale Shares is £24,960,000 (the "Purchase Price"), payable to the Sellers in the proportions set out opposite the Sellers' names in Schedule 1 subject to the provisions of clause 4.2 and payable in accordance with the provisions of clauses 6.5(a) and 6.5(b) below.

4.2	The Purchase Price shall be adjusted as follows:

(a)	Plus:

(i)	the amount (if any) by which the Completion Working Capital exceeds the Target Working Capital; and

(ii)	the amount (if any) by which the Net Cash and Debt Position is positive; or

(b)	Minus:

(i)	the amount (if any) by which the Target Working Capital exceeds the Completion Working Capital; and

(ii)	the amount (if any) by which the Net Cash and Debt Position is negative, in accordance with clause 5. For the avoidance of doubt (and for the sole purpose of ensuring there will be no double counting in calculating any adjustments to Purchase Price pursuant to clause 5.1) each of the amounts in 4.2(a)(i) and (ii) shall be deemed to be zero if they are a negative number and each of the amounts in clause 4.2.(b)(i) and (ii) shall be deemed to be zero if they are a positive number.

4.3	The Purchase Price shall be deemed to be reduced by the amount of any payment made to the Buyer:

(a)	for a breach of any Warranty;

(b)	under clause 11 (Indemnities); and/or

(c)	under the Tax Covenant.

5.	ADJUSTMENT TO PURCHASE PRICE

5.1	On the Adjustment Date:

(a)
if following the adjustments referred to at clause 4.2 the Purchase Price is to be increased, the Buyer shall (subject to clause 5.3) pay to the Sellers an amount equal to the excess, by way of an increase in the Purchase Price; or

(b)
if following the adjustments referred to at clause 4.2 the Purchase Price is to be decreased, the Sellers shall pay to the Buyer an amount equal to the shortfall, by way of a reduction in the Purchase Price.

5.2
Where a payment is due from the Sellers to the Buyer pursuant to clause 5.1(b), the Buyer may (at its sole discretion) satisfy all (to the extent possible) or part of the shortfall amount by deduction of monies held in the Retention Account in accordance with the provisions of clause 7.

5.3
Where a payment is due from the Sellers to the Buyer pursuant to clause 5.1(b), and in the event the Buyer does not choose to satisfy the shortfall amount or to the extent that the shortfall amount cannot be satisfied in accordance with clause 5.2, the payment shall be made by electronic transfer to such account of the Buyer (or the Buyer's Solicitors) as is notified by the Buyer to the Sellers and such payment shall be made by the Sellers in the proportions set out opposite their respective names in Schedule 1.

5.4
If on the Adjustment Date an amount is payable by the Sellers to the Buyer in respect of a Claim, a claim under the Tax Covenant or an Indemnity Claim, the Buyer shall be entitled (at its sole discretion) to satisfy all (to the extent possible) or part of the Sellers' liability to pay such amount by way of set-off against any sum that is payable by the Buyer pursuant to clause 5.1(a) and to treat its obligation to pay that sum as being reduced pro tanto by the amount so set off (such set off not applying to Sellers who are not liable to make any contribution to the liability against which the set off is otherwise to be made).

6.	COMPLETION

6.1	Completion shall take place on the Completion Date:

(a)	at the offices of the Sellers’ Solicitors at noon; or

(b)	at any other place or time as agreed in writing by the Sellers and the Buyer.

6.2	At Completion the Sellers shall:

(a)	deliver or cause to be delivered the documents and evidence set out in Part 1 of Schedule 4;

(b)	procure that board meetings of the Company are held at which the matters identified in Part 3 of Schedule 4 are carried out; and

(c)	deliver any other documents referred to in this Agreement as being required to be delivered by them.

6.3	In this Agreement, Completion Date means 31 October 2013.

6.4	At the Completion Date, all records, correspondence, documents, files, memoranda and other papers relating to the Company shall be delivered to the Company's registered office.

6.5	At Completion the Buyer shall:

(a)
pay on account of the Purchase Price £22,464,000, by way of telegraphic transfer to the Sellers' Solicitors (who are irrevocably authorized by the Sellers to receive the same) and otherwise in accordance with clause 4.1;

(b)
pay £2,496,000 to the Buyer’s Solicitors to hold in their client account until it can be transferred into the Retention Account as soon as reasonably practicable after the Escrow Agent has been instructed and the Escrow Letter has been signed by all parties required to sign it, and the Retention Account shall be maintained in accordance with the provisions of clause 7 below and shall be a retention of sums otherwise due to the Majority Sellers in respect of the Purchase Price in the proportions shown in column 7 of Schedule 1; (payment made in accordance with clauses 6.5(a) and 6.5(b) above shall constitute a valid discharge of the Buyer's obligations under clause 4.1); and

(c)
deliver a certified copy of the resolution adopted by the board of directors of the Buyer authorizing the Transaction and the execution and delivery by the officers specified in the resolution of this Agreement, and any other documents referred to in this Agreement as being required to be delivered by it.

(d)	the Buyer and the Sellers shall use all reasonable endeavors to establish the Retention Account as soon as possible after the Completion Date.

6.6	At Completion, the Buyer shall procure the giving of an undertaking in agreed form by the Buyer’s Solicitors to the Seller’s Solicitors relating to the funds referred to in clause 6.5(b) above.

6.7
As soon as possible after Completion the Sellers shall send to the Buyer (at the Buyer's registered office for the time being) all records, correspondence, documents, files, memoranda and other papers relating to the Company not required to be delivered at Completion and which are not kept at any of the Properties.

7.	RETENTION

7.1	No amount shall be released out of the Retention Account otherwise than in accordance with this clause 7.

7.2
Subject as otherwise provided by this clause 7, the amount (if any) standing to the credit of the Retention Account (including any accrued interest but less any applicable bank charges) on the date which is 18 months from the Completion Date (Release Date) shall be released to the Sellers' Solicitors (who shall be responsible for ensuring that such sum is apportioned between the Majority Sellers in the proportions set out opposite their names in column 7 of Schedule 1).

7.3
Any interest that may accrue on the credit balance on the Retention Account shall be credited to the Retention Account and any payment of principal out of the Retention Account shall include a payment of the interest earned on such principal sum by the Retention Account.

7.4	The liability to taxation on any interest on any amount in the Retention Account shall be borne by the party ultimately entitled to that amount.

7.5
If a Relevant Claim has been notified by the Buyer to the Majority Sellers prior to the Release Date, no amount shall be released to the Sellers' Solicitors from the Retention Account otherwise than in accordance with the provisions of this clause 7.

7.6
If, prior to the Release Date, a Relevant Claim is settled and there is a Due Amount, the parties shall, unless such Due Amount has been paid to the Buyer, as soon as practicable following such settlement, instruct the Escrow Agents to pay to the Buyer out of the Retention Account the lesser of the Due Amount and the amount standing to the credit of the Retention Account (together with any interest which has accrued on the amount so paid but less any applicable bank charges).

7.7
As soon as practicable following the settlement of any Relevant Claim outstanding at the Release Date in respect of which there is a Due Amount, the parties shall, unless such Due Amount has been paid to the Buyer, instruct the Escrow Agents to pay to the Buyer out of the Retention Account the lesser of the Due Amount and the amount standing to the credit of the Retention Account (together with any interest which has accrued on the amount so paid but less any applicable bank charges).

7.8
Following settlement of all Relevant Claims outstanding (if any) at the Release Date and payment of all Due Amounts to the Buyer, the parties shall, as soon as practicable, instruct the Escrow Agents to pay any balance standing to the credit of the Retention Account (together with any interest which has accrued on such balance less any applicable bank charges) to the Majority Sellers' Solicitors (who shall be responsible for ensuring that such sum is apportioned between the Sellers in the proportions set out opposite their names in Schedule 1).

7.9	A Relevant Claim shall be deemed settled for the purposes of this clause 7 if:

(a)	the Majority Sellers and the Buyer so agree in writing; or

(b)	the Relevant Claim has been determined by a court of competent jurisdiction.

7.10	Save as provided elsewhere in this Agreement:

(a)
the amount of the Purchase Price paid into the Retention Account shall not be regarded as imposing any limit on the amount of any claims under this Agreement or under any of the documents executed pursuant to this Agreement;

(b)	if a Due Amount is not satisfied in full from the Retention Account, the Relevant Claim (to the extent not so satisfied) shall remain fully enforceable against the Majority Sellers; and

(c)
nothing in this clause 7 shall prejudice, limit or otherwise affect any right, including to make any claim, or remedy the Buyer may have from time to time against the Majority Sellers either under this Agreement or under any of the documents executed pursuant to this Agreement.

8.	WARRANTIES

8.1	The Buyer is entering into this Agreement on the basis of, and in reliance on, the Warranties.

8.2	The Sellers warrant and represent to the Buyer that each Warranty is true, accurate and not misleading on the date of this Agreement except as Disclosed.

8.3
A payment made in respect of a Claim shall include any amount necessary to ensure that, after any Taxation of the payment, the Buyer is left with the same amount it would have had if the payment was not subject to Taxation.

8.4
Warranties qualified by the expression so far as the Sellers are aware or any similar expression are deemed to be given to the best of the knowledge, information and belief of the Sellers after they have made due and careful enquiries of each of the other Sellers, the Company’s professional advisors (including their legal advisers, accountants, auditors and insurance brokers) and senior employees and made due and careful investigations of the Company’s books, records and papers.

8.5	Each of the Warranties is separate and, unless otherwise specifically provided, is not limited by reference to any other Warranty or any other provision in this Agreement.

8.6
With the exception of the matters Disclosed, no information of which the Buyer and/or its agents and/or advisers has knowledge (actual, constructive or imputed) or which could have been discovered (whether by investigation made by the Buyer or made on its behalf) shall prejudice or prevent any Claim or reduce any amount recoverable thereunder.

8.7
The Sellers agree that any information supplied by the Company or by or on behalf of any of the employees, directors, agents or officers of the Company (Officers) to the Sellers or their advisers in connection with the Warranties or the indemnities set out at clause 11, the information Disclosed in the Disclosure Letter or otherwise shall not constitute a warranty, representation or guarantee as to the accuracy of such information in favour of the Sellers, and the Sellers hereby undertake to the Buyer, to the Company and each Officer that they irrevocably waive any and all claims which they might otherwise have against any of them in respect of such claims.

8.8	The rights and remedies of the Buyer in respect of any Claim or claim under the Tax Covenant shall not be affected by Completion or any rescission or failure by the Buyer to rescind this Agreement.

9.	LIMITATIONS ON CLAIMS

9.1	The definitions and rules of interpretation in this clause apply in this Agreement.
Claim: a claim for breach of any of the Warranties.
A Claim is connected with another Claim if they all arise out of the occurrence of the same specific event or relate to the same specific subject matter.

9.2
This clause limits the liability of the Sellers in relation to any Claim. None of the limitation of Sellers’ liability in this clause 9 shall apply to any Claim relating to Warranty 2 of Part 1 of Schedule 6 (Shares in the Company).

9.3	The liability of the Sellers in respect of any Claim, or in respect of any claim under the Tax Covenant shall be determined as follows:

(a)	the liability of Austyn Trevor Jenkins and Trevor Thomas Jenkins shall be joint and several liability in respect of their aggregate due proportion of liability in clause 9.4(b);

(b)	the liability of the Majority Sellers (excluding Austyn Trevor Jenkins and Trevor Thomas Jenkins) shall be joint liability (not joint and several); and

(c)	the Minority Shareholders shall have no liability in any circumstances.

9.4	The liability of the Majority Sellers for all Claims and all claims under the Tax Covenant, when taken together shall:

(a)	as regards the total aggregate liability for all of the Majority Sellers collectively, not exceed the Purchase Price; and

(b)
as regards the total liability for each Majority Seller individually, not exceed the proportion of the Purchase Price allocated to that individual Seller in accordance with the respective proportions as set out against the names of the Sellers in column 7 of Schedule 1 save that the proportions for Austyn Trevor Jenkins and Trevor Thomas Jenkins shall be aggregated for the purpose of their joint and several liability.

9.5	The Majority Sellers shall not be liable for a Claim unless:

(a)	the amount of a Claim, or of a series of connected Claims of which that Claim is one, exceeds £5,000; and

(b)
the amount of all Claims that are not excluded under clause 9.5(a) when taken together, exceeds £312,500 in which case the whole amount (and not just the amount by which the limit in this clause 9.5(b) is exceeded) is recoverable by the Buyer.

9.6	The Majority Sellers shall not be liable for a Claim to the extent that the Claim relates to matters Disclosed.

9.7
The Majority Sellers shall not be liable for a Claim or claim under the Tax Covenant unless the Buyer has given the Majority Sellers notice in writing (in accordance with the provisions of this Agreement) of the Claim or claim under the Tax Covenant, summarising the nature of the Claim or claim under the Tax Covenant (as far as is known to the Buyer and the amount claimed):

(a)	in the case of a claim made under the Tax Warranties or the Tax Covenant, within the period of seven years beginning with the Completion Date; and

(b)	in any other case, within the period of 18 months beginning with the Completion Date;
and in the event of such notice being given to the Majority Sellers, the Buyer may not proceed with any such claim (other than claims under the Tax Covenant) unless legal proceedings shall have been instituted in respect thereof within 12 months after such notice is first served on the Majority Sellers.

9.8
Nothing in this clause 9 applies to a Claim or a claim under the Tax Covenant that arises or is delayed as a result of dishonesty, fraud, wilful misconduct or wilful concealment by the Majority Sellers, their agents or advisers.

9.9	The Majority Sellers shall not plead the Limitation Act 1980 in respect of any claims made under the Tax Warranties or Tax Covenant up to seven years after the Completion Date.

9.10
If, in respect of any matter which would give rise to a Claim, the Company could make a claim under any of the Company's policies of insurance, the Company shall make such claims and if the Company actually recovers and receives an amount from an insurance company in respect of such specific matter (that would give rise to a Claim) under such policy of insurance, the Majority Sellers' liability in respect of any such Claim shall be reduced or (if applicable) extinguished by the amount actually recovered, after having deducted:

(a)	all reasonable costs and expenses suffered or reasonably incurred by the Company and/or the Buyer in recovering that sum; and

(b)	any tax incurred by the Company, the Buyer and/or the Buyer's Group as a result of that recovery.

10.	TAX COVENANT
The provisions of Schedule 7 apply in this Agreement.

11.	INDEMNITIES

(a)
The Sellers shall hold the Buyer and its Group (including, from and after the Completion Date, the Company) (the "Buyer Indemnified Persons") harmless and indemnify and keep indemnified each of them from and against, and the

Sellers waive any claim or contribution for contribution from any of the Buyer Indemnified Persons with respect to, any and all Losses, plus reasonable professional fees and expenses incurred in connection with Losses and/or enforcement of this Agreement and interest on the amount of such Losses at the Interest Rate, from the date such Losses were incurred until the date of payment to the Buyer Indemnified Persons determined based on a 360 day year (in all, "Indemnified Losses") suffered or incurred by any of them resulting from or arising out of any Harm (as defined in clause 19.1 of Schedule 6) caused at (i) the Properties or (ii) any land owned by a third party (for which the Company may be liable) as a result of the storage or use of any Hazardous Substances (as defined in clause 19.1 of Schedule 6) at the Properties or any third party owned property in the period prior to Completion.

11.2	Any payment made in respect of a claim under this clause 11 shall include:

(a)	an amount in respect of all reasonable costs and expenses incurred by the Buyer or the Company in relation to the bringing of the claim ; and

(b)	any amount necessary to ensure that, after any Taxation of the payment, the Buyer is left with the same amount it would have had if the payment was not subject to Taxation.

11.3	The liability of the Sellers in respect of a claim under this clause 11 shall be determined as follows:

(a)	the liability of Austyn Trevor Jenkins and Trevor Thomas Jenkins shall be joint and several liability;

(b)	the liability of the Majority Sellers (excluding Austyn Trevor Jenkins and Trevor Thomas Jenkins) shall be joint liability (not joint and several); and

(c)	the Minority Shareholders shall have no liability in any circumstances.

11.4
The liability of each Majority Seller (excluding Austyn Trevor Jenkins and Trevor Thomas Jenkins) for a claim under this clause 11 shall not exceed the proportion of the Purchase Price allocated to that individual Seller in accordance with the respective proportions as set out against the names of the Sellers in column 7 of Schedule 1.

11.5	The aggregate liability of the Majority Sellers under this clause 11, when taken together shall not exceed £500,000.

11.6
If any matter arises which may give or gives rise to a claim under this clause 11, then the Buyer shall consult with the Sellers’ Representative in relation to any steps which may be required to (i) ascertain the potential existence (and/or quantum) of such claim and/or (ii) comply with any enforcement, prohibition, stop, remediation, improvement or any other notice from any enforcement authority, including the Environment Agency, the Health and Safety Executive or the relevant local authority, with regard to any breach of EHS Laws. Following such consultation the Buyer shall take reasonable account of the views of the Seller’s Representative (provided such views are reasonable and are delivered promptly) before taking any action in relation to the potential claim (provided always that the Buyer shall not be required to act or refrain from acting in any manner that is reasonably expected to be detrimental to itself).
11.7

12.	DISS FACILITY

12.1	In the event that the Buyer or the Company permanently closes the Diss Facility at any time from the Completion Date until the third anniversary of the Completion Date for any reason except:

(a)	as a result of a force majeure event; and / or

(b)	as may be required by law or regulatory or judicial order; and/ or

(c)	as a result of an act or omission by the Sellers or the Company prior to the Completion Date, and such closure results in the termination of employment, by the Company, (or by an Eligible Employee if he/she resigns after being offered relocation to a new or alternative site which is more than a 10 mile radius distant from the Properties) of all Eligible Employees who are employed at the Diss Facility at the time of such closure, the Buyer shall procure that the Company:

(a)	makes available a cash fund equivalent to the aggregate amount of the Eligible Employee Salary of each Eligible Employee who is employed by the Company at the date of such closure; and

(b)
as soon as reasonably practicable make payments from such fund to each Eligible Employee in an amount which the Company shall calculate on a pro rata basis of the Eligible Employee’s continuous service to the Company (“Employee Payment”). Such calculations shall be at the sole discretion of the Company and, provided it has used its reasonable endeavours to accurately calculate the amount thereof. it shall not be liable to any Eligible Employee or the Sellers in the event that an Eligible Employee has a different interpretation of the amount which is due to them.

12.1
Each Employee Payment shall be exclusive of any other contractual or statutory sums which may be payable to an Eligible Employee in connection with the termination of their employment in the circumstances outlined in this clause 12. The Company shall be required to make any such contractual or statutory payments to an Eligible Employee in addition to the payment of an Employee Payment (such payments being in full and final settlement of any claims which each Eligible Employee may have as a result of the termination of their employment)..

12.2	The benefit of this clause 12 is intended to be conferred by the Buyer upon the Eligible Employees for the purposes of the Contracts (Rights of Third Parties) Act 1999.

13.	RESTRICTIONS ON SELLERS

13.1	Each of the Sellers severally covenants with the Buyer and the Company that he shall not, other than in his capacity as an officer or employee of the Company (as applicable),:

(a)
at any time during the period of three years beginning with the Completion Date, in any geographic areas in which any business of the Company was carried on at the Completion Date, carry on or be employed, engaged or interested in any business which would be in competition with any part of the Business as the Business was carried on at the Completion Date; or

(b)
at any time during the period of three years beginning with the Completion Date, deal with any person who is at the Completion Date, or who has been at any time during the period of 12 months immediately preceding that date, a client or customer of the Company for the purpose of offering them goods or services which are competitive with those of the Company or the Buyer at the Completion Date; or

(c)
at any time during the period of three years beginning with the Completion Date, canvass, solicit or otherwise seek the custom of any person who is at the Completion Date, or who has been at any time during the period of 12 months immediately preceding that date, a client or customer of the Company for the purpose of offering them goods or services which are competitive with those of the Company or the Buyer at the Completion Date ; or

(d)	at any time during the period of three years beginning with the Completion Date:

(i)
offer employment to, enter into a contract for the services of, or attempt to entice away from the Company, any individual who is at the time of the offer or attempt, and was at the Completion Date, employed or directly or indirectly engaged in an executive or managerial position with the Company; or

(ii)	procure or facilitate the making of any such offer or attempt by any other person; or

(e)	at any time after Completion, use in the course of any business:

(i)	the words "Gas Arc" or "Gas-Arc"; or

(ii)
any trade or service mark, business or domain name, design or logo which, at Completion, was or had been used by the Company other than those belonging to third parties (as referred to in Schedule 8); or

(iii)	anything which is, in the reasonable opinion of the Buyer, capable of confusion with such words, mark, name, design or logo; or

(f)
at any time during a period of three years beginning with the Completion Date, solicit or entice away from the Company any supplier to the Company who had supplied goods and/or services to the Company at any time during the twelve months immediately preceding the Completion Date, if that solicitation or enticement causes or would cause such supplier to cease supplying, or materially reduce its supply of, those goods and/or services to the Company.

13.2
The covenants in clause 13 are intended for the benefit of the Buyer and the Company and apply to actions carried out by the Sellers in any capacity and whether directly or indirectly, on the Sellers' own behalf, on behalf of any other person or jointly with any other person.

13.3
The covenants in clause 13.1(a), (b) and (c) shall not apply to a Seller (which for the purposes of this clause 13.3 shall not include Austyn Jenkins or Trevor Jenkins) who is employed by the Company immediately following the Completion Date but whose employment with the Company is fairly terminated by the Company other than for misconduct or for failure to perform his duties to the Company.

13.4	Nothing in clause 13 prevents the Sellers or any of them from holding for investment purposes only:

(a)	any units of any authorised unit trust; or

(b)
not more than 3% of any class of shares or securities of any company traded on an investment exchange recognised by the Financial Services Authority under Part XVIII of the FSMA, such that a recognition order is in force in respect of it.

13.5
Each of the covenants in clause 13 is a separate undertaking by each Seller in relation to himself and his interests and shall be enforceable by the Buyer separately and independently of its right to enforce any one or more of the other covenants contained in clause 13. Each of the covenants in clause 13 is considered fair and reasonable by the parties, but if any restriction is found to be unenforceable, but would be valid if any part of it were deleted or the period or area of application reduced, the restriction shall apply with such modifications as may be necessary to make it valid and enforceable.

13.6	The consideration for the undertakings contained in clause 13 is included in the Purchase Price.

14.	SELLERS’ REPRESENTATIVE

14.1	The Sellers shall appoint a person from time to time to be the representative of the Sellers ("Sellers' Representative"). The first Sellers' Representative is Austyn Jenkins.

14.2
The Sellers' Representative shall, and shall have full power and authority to, give on behalf of all the Sellers or the Majority Sellers (as the case may be) any approval, consent, action, notification or instruction which the Sellers or any of them (including the Majority Sellers) are entitled or required to give under the terms of this Agreement in their capacity as Sellers or (as the case may be) the Majority Sellers.

14.3
Subject to clause 14.4, by giving notice to the Sellers' Representative in the manner provided in clause 21, the Buyer shall be deemed to have given notice to all of the Sellers or the Majority Sellers (as the case may be) and any action taken by the Sellers'

Representative may be considered by the Buyer to be the action of each Seller for whom such action was taken for all purposes of this Agreement.

14.4	The Sellers irrevocably authorise the Sellers' Representative to be their representative for the purposes specified in clause 14.2.

14.5
In the event of the death or incapacity of the Sellers' Representative, the Sellers agree that a successor Sellers' Representative will be appointed by the Sellers acting on behalf of the Sellers. The Sellers shall provide the Buyer with notice in writing of any such successor representative. A successor representative shall (once notice of such appointment has been served on the Buyer in accordance with the provisions of clause 21) be deemed a Sellers' Representative for the purposes of this clause 14.

15.	CONFIDENTIALITY AND ANNOUNCEMENTS

15.1	Each of the Sellers severally undertakes to the Buyer to keep confidential:

(a)	the terms of this Agreement; and

(b)	all information which they have acquired or may possess relating to the Company; and

(c)	all information which they have acquired relating to the Buyer's Group (as such Group is constituted immediately before Completion), and to use such information only as and to the extent reasonably required for the performance of his obligations and the exercise of his rights under and in connection with this Agreement.

15.2
Each of the Sellers severally undertakes to each of the other Sellers to keep confidential the terms of this Agreement and all information that they have acquired about that Seller and to use the information only as and to the extent reasonably required for the performance of his obligations and the exercise of his rights under and in connection with this Agreement.

15.3	A party does not have to keep confidential or to restrict its use of:

(a)	information that is or becomes public knowledge other than as a direct or indirect result of a breach of this Agreement or a breach of any other agreement relating to such information; or

(b)	information that it receives from a source not connected with the party to whom the duty of confidence is owed that it acquires free from any obligation of confidence to any other person.

15.4	Any party may disclose any information that it is otherwise required to keep confidential under clause 15:

(a)
to such professional advisers, consultants and employees or officers of its Group as and to the extent reasonably required in connection with this Agreement or to facilitate the Transaction, if the disclosing party procures that the persons to whom the information is disclosed keep it confidential as if they were that party; or

(b)	in the case of the Buyer only, to a proposed transferee of the Sale Shares for the purpose of enabling the proposed transferee to evaluate the proposed transfer;

(c)	in the case of the Buyer only, to its funders, potential investors and their respective advisors, employees, officers, representatives or consultants;

(d)	with the prior written consent of all the other parties; or

(e)	with the prior written consent of one party, if such information relates only to that party; or

(f)	to confirm that the sale has taken place and the date of the sale (but without otherwise revealing any other items of sale or making any other announcement).

(g)	to the extent that the disclosure is required:

(i)	by law; or

(ii)	by a regulatory body, Taxation Authority or securities or investment exchange (including, inter alia, the Amsterdam Stock Exchange); or

(iii)	to make any filing with, or obtain any authorisation from, a regulatory body, Taxation Authority or securities exchange; or

(iv)	under any arrangements in place under which negotiations relating to terms and conditions of employment are conducted; or

(v)	to protect the disclosing party's interest in any legal proceedings, but shall use reasonable endeavours to consult the other parties and to take into account any reasonable requests they may have in relation to the disclosure before making it.

15.5
Each party shall supply any other party with any information about itself, its Group or this Agreement as such other party may reasonably require for the purposes of satisfying the requirements of a law, regulatory body or securities exchange to which such other party is subject.

15.6
The parties shall use reasonable endeavours to agree the text and release date of announcements concerning the sale of the Company with the intent of releasing a consistent message as soon as reasonably practicable after Completion. Nothing in clause 15.6 shall prevent any party from making any announcement required by law or any governmental or regulatory authority (including, without limitation, any relevant securities exchange), or by any court or other authority of competent jurisdiction.

16.	FURTHER ASSURANCE

The Sellers shall (at their expense) promptly execute and deliver all such documents, and do all such things, as the Buyer may from time to time require for the purpose of giving full effect to the provisions of this Agreement.

17.	ASSIGNMENT

17.1	Except as provided otherwise in this Agreement, no party may assign, or grant any Encumbrance or security interest over, any of its rights under this Agreement or any document referred to in it.

17.2	Each party that has rights under this Agreement is acting on its own behalf.

17.3	The Buyer may assign its rights under this Agreement (or any document referred to in this Agreement) to a member of its Group

17.4	If there is an assignment:

(a)	the Sellers may discharge their obligations under this Agreement to the assignor until they receive notice of the assignment; and

(b)	the assignee may enforce this Agreement as if it were a party to it, but the Buyer shall remain liable for any obligations under this Agreement.

18.	WHOLE AGREEMENT
This Agreement constitutes the whole agreement between the parties and supersedes and extinguishes all previous drafts, agreements, arrangements and understandings between them, whether written or oral, relating to its subject matter.

19.	VARIATION AND WAIVER

19.1	Any variation of this Agreement shall be in writing and signed by or on behalf of the parties.

19.2
Any waiver of any right under this Agreement is only effective if it is in writing and it applies only to the party to whom the waiver is addressed and to the circumstances for which it is given and shall not prevent the party who has given the waiver from subsequently relying on the provision it has waived in relation to circumstances other than those in respect of which the waiver has been given.

19.3	A party that waives a right in relation to one party, or takes or fails to take any action against that party, does not affect its rights in relation to any other party.

19.4
No failure to exercise or delay in exercising any right or remedy provided under this Agreement or by law constitutes a waiver of such right or remedy or shall prevent any future exercise in whole or in part thereof.

19.5	No single or partial exercise of any right or remedy under this Agreement shall preclude or restrict the further exercise of any such right or remedy.

19.6	Unless specifically provided otherwise, rights arising under this Agreement are cumulative and do not exclude rights provided by law.

20.	COSTS
Unless otherwise provided, all costs in connection with the negotiation, preparation, execution and performance of this Agreement, and any documents referred to in it, shall be borne by the party that incurred the costs.

21.	NOTICE

21.1	A notice given under this Agreement:

(a)	shall be in writing;

(b)
shall be sent for the attention of the person, and to the address or fax number, specified in clause 21 (or such other address, fax number or person as each party may notify to the others in accordance with the provisions of clause 21); and

(c)	shall be:

(i)	delivered personally; or

(ii)	sent by fax; or

(iii)	sent by pre-paid first-class post or recorded delivery; or

(iv)	(if the notice is to be served by post outside the country from which it is sent) sent by airmail.

21.2	The addresses for service of notice are:

(a)	To the Sellers’ Representative:

(i)	name: Austyn Jenkins

(ii)	address: The Old Rectory, The Street, Thornham Magna, Eye, IP23 8HB

(iii)	fax number:
with a copy to Sellers’ Solicitors:
Ashton KCJ, Waterfront House, Wherry Quay, Ipswich, Suffolk IP4 1AS UK Fax +44 1473 230505 (Ref: PSW)

(b)	BUYER

(v)	Europa Building, Chorley North Industrial Park, Chorley, Lancashire, PR6 7BX.

(vi)	for the attention of: Steve Ward, Vice President

(vii)	fax number: +44 (0)1257 227 802
with a copy to:
Attn: Martin Quinn, CEO and Nick H. Varsam, Senior Vice President, General Counsel
Victor Technologies International, Inc.
16052 Swingley Ridge Road, Suite 300, St Louis MO 63017
Fax: 001 636 728 3010
Buyer’s Solicitors:
Bryan Cave
88 Wood Street
London EC2V 7AJ
Fax: +44 203 207 1881
Ref: WX3

21.3	A notice is deemed to have been received:

(a)	if delivered personally, at the time of delivery; or

(b)	in the case of fax, at the time of transmission; or

(c)	in the case of pre-paid first class post or recorded delivery two Business Days from the date of posting; or

(d)	in the case of airmail, five Business Days from the date of posting; or

(e)
if deemed receipt under the previous paragraphs of clause 21.3 is not within business hours (meaning 9.00 am to 5.30 pm Monday to Friday on a day that is not a public holiday in the place of receipt), when business next starts in the place of receipt and all references to time are to local time in the place of deemed receipt.

21.4
To prove service, it is sufficient to prove that the notice was transmitted by fax to the fax number of the party or, in the case of post, that the envelope containing the notice was properly addressed and posted.

22.	SEVERANCE

22.1
If any provision of this Agreement (or part of a provision) is found by any court or administrative body of competent jurisdiction to be invalid, unenforceable or illegal, the other provisions shall remain in force.

22.2
If any invalid, unenforceable or illegal provision would be valid, enforceable or legal if some part of it were deleted, the provision shall apply with whatever modification is necessary to give effect to the commercial intention of the parties.

23.	AGREEMENT SURVIVES COMPLETION
This Agreement (other than obligations that have already been fully performed) remains in full force after Completion.

24.	THIRD PARTY RIGHTS

24.1
Subject to clause 12, and as provided expressly in other parts of this Agreement, this Agreement and the documents referred to in it are made for the benefit of the parties and their successors and permitted assigns and are not intended to benefit, or be enforceable by, anyone else.

24.2
Each of the parties represents to the others that their respective rights to terminate, rescind or agree any amendment, variation, waiver or settlement under this Agreement are not subject to the consent of any person that is not a party to this Agreement.

25.	SUCCESSORS
The rights and obligations of the Sellers and the Buyer under this Agreement shall continue for the benefit of, and shall be binding on, their respective successors and assigns.

26.	COUNTERPARTS
This Agreement may be executed in any number of counterparts, each of which is an original and which together have the same effect as if each party had signed the same document.

27.	INADEQUACY OF DAMAGES
Without prejudice to any other rights or remedies that the Buyer may have, the Sellers acknowledge and agree that damages alone would not be an adequate remedy for the breach of clause 13 and 15 of this Agreement. Accordingly, the Buyer shall be entitled to the remedies of injunction, specific performance or other equitable relief for any threatened or actual breach of the terms of clause 13 and 15 of this Agreement.

28.	GOVERNING LAW AND JURISDICTION

28.1
This Agreement and any disputes or claims arising out of or in connection with its subject matter or formation (including non-contractual disputes or claims) are governed by and construed in accordance with the laws of England.

28.2
The parties irrevocably agree that the courts of England have non-exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this Agreement or its subject matter or formation (including non-contractual disputes and claims). Notwithstanding the above, nothing shall prevent the Buyer and/or the Company from seeking injunctive or similar equitable relief in a competent court in any jurisdiction.

This Agreement has been entered into on the date stated at the beginning of it and in the case of the Guarantor, as a Deed.

Schedule 1
Particulars of Sellers
Particulars of Sellers and apportionment of purchase price

1	2	3	4	5	6	7
Seller's name and address	Number of shares	Share Class	Amount paid per share (including nominal value)	Cash consideration	Proportion of purchase price	Proportion of liability for claims under Warranties, Tax Covenant and indemnities under clause 11 (inter alia)
	9780	Ordinary A	100%		41.62%	42.68% (subject to the provisions of clauses 11.3 to 11.6)
	9780	Ordinary A	100%		41.62%	42.68% (subject to the provisions of clauses 11.3 to 11.6)
	860	Ordinary B	100%		3.66%	3.66%
	860	Ordinary B	100%		3.66%	3.66%
	860	Ordinary B	100%		3.66%	3.66%
	860	Ordinary B	100%		3.66%	3.66%
	250	Ordinary B	100%		1.06%	Nil
	250	Ordinary B	100%		1.06%	Nil
TOTAL	23500	N/A	N/A		100%	100%

Schedule 2
Particulars of the Company and the Subsidiary
THE COMPANY

Name:	Gas Arc Group Limited
Registration number:	1569200
Registered office:	Vinces Road, Diss, Norfolk IP22 4WW
Authorised share capital amount:	£99,560 comprising 49,560 Ordinary A shares of £1 each and 50,000 Ordinary B shares of £1 each
Issued share capital:	£23,500 comprising 19,560 Ordinary A shares of £1 each and 3,940 Ordinary B shares of £1 each
Registered shareholders (and number of Sale Shares held):	See Schedule 1
Beneficial owners of Sale Shares (if different) and number of Sale Shares beneficially owned:
Directors and shadow directors:	Steven Graham Bacon John Henry Gray Austyn Trevor Jenkins Trevor Thomas Jenkins Clive David Matthews Kenneth James Pearl Darren James Whiting
Secretary:	Steven Graham Bacon
Auditor	Larking Gowen Limited
Registered Charges	None

THE SUBSIDIARY

Name:	Industrial and Scientific Gas Control Systems Limited
Registration number:	2021362
Registered office:	Vinces Road Diss Norfolk IP22 4WW
Authorised share capital amount:	100 shares of £1.00 each
Issued share capital:	100
Registered shareholders (and number of Sale Shares held):	Gas Arc Group Ltd
Beneficial owners of Sale Shares (if different) and number of Sale Shares beneficially owned:	N/A
Directors and shadow directors:	Austyn Trevor Jenkins Trevor Thomas Jenkins
Secretary:	Mr Steven Graham Bacon
Accountants	Larking Gowen Limited
Registered Charges	None

Schedule 3
Intentionally Blank

Schedule 4
Completion
Part 1. Intentionally Blank
Part 2. What the Sellers shall deliver to the Buyer at Completion

1.	At Completion, the Sellers shall deliver or cause to be delivered to the Buyer the following documents and evidence:

(a)	transfers of the Sale Shares executed by the registered holders in favour of the Buyer or its nominees;

(b)	the share certificates for the Sale Shares in the names of the registered holders or an indemnity in the agreed form for any lost certificates;

(c)	the waivers, consents and other documents required to enable the Buyer and its nominees to be registered as the holder(s) of the Sale Shares;

(d)
an irrevocable power of attorney in agreed form given by the Sellers in favour of the Buyer or its nominees to enable the beneficiary (or its proxies) to exercise all voting (if any) and other rights attaching to the Sale Shares before the transfer of the Sale Shares is registered in the register of members;

(e)	the original of any power of attorney under which any document to be delivered to the Buyer under this paragraph 1 has been executed;

(f)
in relation to the Company and the Subsidiary, the statutory registers and minute books (written up to the time of Completion), certificate of incorporation and any certificates of incorporation on change of name;

(g)
the written resignation, executed as a deed and in the agreed form, of all Directors (except John Gray) and the Secretary of the Company and the Subsidiary from their offices as notified by the Buyer to the Sellers prior to Completion.

(h)
executed contracts of employment between each of the Senior Management Team and the Company and an executed consultancy agreement between Austyn Jenkins and the Company, in a form agreed between the parties;

(i)	signed copies of special resolutions of the Company, in a form appropriate for filing at Companies House to adopt new articles of association of the Company in the form the Buyer requires;

(j)	a copy of the new articles of association of the Company appropriate for filing at Companies House;

(k)	a certified copy of the minutes of the board meetings held pursuant to Part 3 of Schedule 4;

(l)
statements from each bank at which the Company has an account, giving the balance of each account at the close of business on the last Business Day before Completion; and reconciliation statements reconciling the cash book balances of the Company and the cheque books of the Company with the bank statements delivered;

(m)	all title deeds and other documents relating to the Properties.

(n)	Escrow Letter signed by the Sellers Representative on behalf of the Majority Sellers.

(o)
A written confirmation from Lombard that all sums payable to it by the Company under an agreement dated 13 December 2011 entered into in relation to a Star ECAS-32T lathe and accessories have been repaid and the underlying assets which were the subject of such financing arrangements are now owned by the Company free from any encumbrance.

Part 3.	Matters for the board meeting at Completion

1.	The Sellers shall cause a board meeting of the Company and the Subsidiary to be held at Completion at which the matters set out in Part 3 of Schedule 4 shall take place.

2.	A resolution to register the transfer of the Sale Shares shall be passed at such board meeting of the Company, subject to the transfers being stamped.

3.
The Directors shall confirm that, pursuant to the provisions of the articles of association of the Company, it is not in the interests of the Company to repurchase all of its shares and therefore waives its right to repurchase the shares in accordance with the articles of association of the Company.

4.
Those Directors (except John Gray) and the Secretary (nominated by the Buyer) shall resign from their offices with the Company and the Subsidiary with effect from the end of the relevant board meeting.

5.	Contracts of employment / a consultancy agreement (in the case of Austyn Jenkins) in the agreed form shall be entered into between the Senior Management Team / Austyn Jenkins and the Company.

6.	The persons the Buyer nominates shall be appointed as directors and secretary of the Company and the Subsidiary. The appointments shall take effect at the end of the board meeting.

7.	All the existing instructions and authorities to bankers shall be amended or revoked and replaced with new instructions and authorities to those banks in the form the Buyer requires.

Schedule 5	Completion Accounts

1.	DEFINITIONS

1.1	The definitions in this paragraph apply in this Agreement.
Accounting Policies: the specific accounting principles, practices, policies, evaluation rules and estimation techniques set out in paragraph 5 of this Schedule.

Accounting Standards: generally accepted accounting principles, standards and practices applied in the UK, including Statements of Standard Accounting Practice, Financial Reporting Standards and Urgent Issues Task Force Abstracts as issued or adopted by the Financial Reporting Council (but excluding International Accounting Standards and International Financial Reporting Standards issued by the International Accounting Standards Board) as in force at the date of this Agreement.

Completion Accounts: the consolidated balance sheet of the Company as at the close of business on the Completion Date (including the notes thereon) to be prepared and agreed or determined (as the case may be) in accordance with this Schedule.

Dispute Notice: has the meaning set out in paragraph 2.3 of this Schedule.

Draft Completion Accounts: the draft Completion Accounts prepared by the Buyer in accordance with paragraph 2.1 of this Schedule.

Expert: a member of an independent firm of chartered accountants of repute appointed in accordance with paragraph 3 of this Schedule to resolve any dispute arising between the parties in connection with the preparation of the Completion Accounts.

Completion Accounts Statement: a statement showing the Net Cash and Debt Position and the Completion Working Capital.

Resolution Period: has the meaning set out in paragraph 2.7 of this Schedule.

Review Period: the period of 20 Business Days commencing on the Business Day after the Sellers receive the Draft Completion Accounts and a draft of the Completion Accounts Statement from the Buyer.

1.2	Any period of time specified in paragraph 2 or paragraph 3 of this Schedule may be extended by agreement in writing between the Buyer and the Sellers.

2.	PREPARATION OF COMPLETION ACCOUNTS

2.1	As soon as practicable, and in any event within the period of 60 calendar days following the Completion Date, the Buyer shall prepare and deliver to the Sellers for review:

(a)	a draft of the Completion Accounts prepared on the basis set out in paragraph 4 of this Schedule; and

(b)	a draft of the Completion Accounts Statement prepared on the basis of the Draft Completion Accounts.

2.2
The Sellers shall promptly provide the Buyer (and its agents or advisers) with such assistance and access to such information as the Buyer (or its agents or advisers) may reasonably require in connection with the preparation of the Draft Completion Accounts and the draft Completion Accounts Statement.

2.3
During the Review Period, the Sellers shall serve a written notice on the Buyer stating whether or not they agree with the Draft Completion Accounts and the draft Completion Accounts Statement. In the case of any disagreement, the notice (Dispute Notice) shall specify in reasonable detail:

(a)	each matter or item in relation to the preparation of the Draft Completion Accounts or the draft Completion Accounts Statement in respect of which a disagreement has arisen; and

(b)	any adjustments which, in the Sellers' opinion, should be made to the Draft Completion Accounts and the draft Completion Accounts Statement.

2.4
During the Review Period, the Buyer shall, upon reasonable notice and during normal business hours, provide the Sellers (and their agents or advisers) with such access to the books and records and of the Company as the Sellers (or their agents or advisers) may reasonably require for the purposes of reviewing the Draft Completion Accounts and the draft Completion Accounts Statement.

2.5
If during the Review Period the Sellers serve a written notice on the Buyer confirming their agreement with the Draft Completion Accounts and the draft Completion Accounts Statement those documents shall, with effect from the date of service of such notice, constitute the Completion Accounts and Completion Accounts Statement and shall be final and binding on the parties.

2.6
If the Sellers fail to serve a notice in accordance with paragraph 2.3 of this Schedule before the expiry of the Review Period, the Sellers shall be deemed to agree with the Draft Completion Accounts and the draft Completion Accounts Statement and those documents shall, with effect from the expiry of the Review Period, constitute the Completion Accounts and Completion Accounts Statement and shall be final and binding on the parties.

2.7
If a Dispute Notice is served by the Sellers during the Review Period, the parties shall, during a period of 10 Business Days commencing on the Business Day after the service of the Dispute Notice (Resolution Period), negotiate in good faith with a view to reaching agreement on the disputed matters, and any necessary adjustments to the Draft Completion Accounts and draft Completion Accounts Statement. If during the Resolution Period the disputed matters are:

(a)
resolved by agreement between the parties, the Draft Completion Accounts and draft Completion Accounts Statement (subject to any adjustments that are agreed by the parties) shall constitute the Completion Accounts and Completion Accounts Statement and shall be final and binding on the parties; or

(b)
not resolved by agreement between the parties, then at any time following the expiry of the Resolution Period either party may, by written notice to the other parties, require the outstanding matters to be referred to an Expert for determination in accordance with paragraph 3 of this Schedule.

2.8	The Buyer and the Sellers shall bear and pay their own costs incurred in connection with the preparation, review and agreement of the Completion Accounts and the Completion Accounts Statement.

3.	EXPERT DETERMINATION

3.1
If a Resolution Notice is served by either party pursuant to paragraph 2.7(b) of this Schedule, the parties shall use all reasonable endeavours to reach agreement regarding the identity of the person to be appointed as the Expert and to agree the terms of his appointment with the Expert.

3.2
If the parties fail to agree on an Expert and the terms of his appointment within 10 Business Days of either party serving details of a proposed Expert on the other, then either party shall be entitled to request the President for the time being of the Institute of Chartered Accountants of England and Wales to appoint the Expert and to agree his of terms of appointment on behalf of the parties.

3.3
Except for any procedural matters, or as otherwise expressly provided in this Schedule, the Expert shall only be required to make a determination on the points of disagreement regarding the preparation of the Draft Completion Accounts and the draft Completion Accounts Statement as set out in the Dispute Notice, and the consequential adjustments, corrections or modifications (if any) that are required in order for the Draft Completion Accounts and the draft Completion Accounts Statement to have been prepared in accordance with this agreement, provided, however, that, where such determination relates to a numerical amount set out in the Completion Accounts Statement or the Dispute Notice respectively, the Expert’s determination shall be required to fall within the range which begins with the lower of the amounts proposed by the Buyer and the Sellers and ends with the amount proposed by the other party.

3.4
The parties shall co-operate with the Expert and shall provide (and in the case of the Buyer, shall procure that the Company provides) such assistance and access to such documents, books or records as the Expert may reasonably require for the purpose of making his determination.

3.5	The parties shall be entitled to make submissions to the Expert, and each party shall, with reasonable promptness, supply the other parties with all such information and access to its documentation, books and records as the other party (or parties) may reasonably require in order to make a submission to the Expert in accordance with this paragraph.

3.6
Save as otherwise provided in this paragraph 3, the Expert may determine such procedures to assist with the conduct of his determination as he (in his reasonable discretion) considers just or appropriate.

3.7
The Expert shall be required to make his determination in writing, including reasons for his determination, and to give notice of his determination (including a copy) to each of the parties as soon as reasonably practicable and in any event within 30 Business Days of his appointment.

3.8	All matters under this paragraph 3 shall be conducted, and the Expert's decision shall be written, in the English language.

3.9	The Expert shall act as an expert and not as an arbitrator.

3.10	Save in the event of manifest error or fraud:

(a)	the Expert's determination of any matters referred to him in accordance with this Schedule shall be final and binding on the parties; and

(b)
the Draft Completion Accounts and the draft Completion Accounts Statement, subject to any adjustments, corrections or modifications that are necessary to give effect to the Expert's determination, shall constitute the Completion Accounts and Completion Accounts Statement for the purposes of this Agreement.

3.11	If an appointed Expert dies or becomes unwilling or incapable of acting, or does not deliver his determination within the period required by paragraph 3.7 of this Schedule:

(a)	the parties shall use all reasonable endeavours to agree the identity and terms of appointment of a replacement Expert;

(b)
if the parties fail to agree and appoint a replacement Expert within 10 Business Days of a replacement being proposed in writing by a party, then either party may apply to the President for the time being of the Institute of Chartered Accountants of England and Wales to discharge the appointed Expert and to appoint a replacement Expert; and

(c)	this paragraph 3 shall apply in relation to each and any replacement Expert as if he were the first Expert appointed.

3.12	Each party shall act reasonably and co-operate to give effect to the provisions of this paragraph 3 and shall not otherwise do anything to hinder or prevent the Expert from reaching his determination.

3.13
Each party shall bear and pay their own costs incurred in connection with the Expert's determination pursuant to this paragraph 3. The Expert's fees and any costs or expenses incurred by the Expert in making his determination (including the fees and costs of any advisers appointed by the Expert) shall be borne equally between the Buyer and the Sellers, or in such other proportions as the Expert may direct.

4.	BASIS OF PREPARATION OF COMPLETION ACCOUNTS

4.1	The Completion Accounts shall be prepared in accordance with the accounting principles, practices and policies that appear, and in the order of priority shown, below:

(c)	the Accounting Policies;

(d)
to the extent not provided for by the Accounting Policies, the accounting principles, practices, policies, practices, evaluation rules and estimation techniques applied in the preparation of the Accounts, consistently applied; and

(e)	to the extent not provided for by the Accounting Policies or the matters referred to in paragraph 4.1(b) of this Schedule, in accordance with the Accounting Standards.

5.	ACCOUNTING POLICIES

5.1	The Completion Accounts shall be prepared on the basis of the principles, practices, policies, evaluation rules and estimation techniques set out in this paragraph 5.

5.2
Save as set out set out in this paragraph 5, the Completion Accounts shall be prepared in accordance with United Kingdom Generally Accepted Accounting Practice and the requirements of the Companies Act of 2006 applied on a consistent basis applied in the preparation of the Accounts.

5.3	The Completion Accounts shall not take account of:

(a)	any event or transaction that occurs or arises:

(i)	more than 5 days after the Completion Date unless expressly required by UK GAAP; or

(ii)
after the Completion Date as a result of a voluntary act or omission of the Buyer, except where such act or omission was carried out or effected in the ordinary course of the Business pursuant to a legally binding obligation of the Company in force immediately before Completion; or

(b)	any matter arising from the change of control of the Company effected by the Transaction.

(c)	any increase in the effective rate of corporation tax as a result of the Company becoming part of the Buyer’s Group (if applicable)

5.4	For the purposes of the Completion Accounts, stock in trade shall be valued consistently with the methodology and principles set out in Schedule 5A.

5.5	The Completion Accounts shall not include a debtor in respect of outstanding research and development claims for any period.

Schedule 5A – Valuation of Stock in Trade
Stocks are valued on a basis consistent with past practice and the preparation of the Accounts. Raw materials and work in progress are valued at the lower of cost and net realisable value after making due allowance for obsolete and slow-moving stocks. Cost is computed at the last purchase price, which is compared against an average commodity cost over the three previous months and an adjustment made if necessary. Finished goods are valued at one half of selling price.

Schedule 6	Warranties

Part 1.	General warranties

1.	POWER TO SELL THE COMPANY

1.3	The Sellers have all requisite power and authority to enter into and perform this Agreement in accordance with its terms and the other documents referred to in it.

1.4
This Agreement and the other documents referred to in it constitute (or shall constitute when executed) valid, legal and binding obligations on the Sellers in the terms of the Agreement and such other documents.

1.5	Compliance with the terms of this Agreement and the documents referred to in it shall not breach or constitute a default under any of the following:

(a)	any agreement or instrument to which any of the Sellers is a party or by which any of them is bound; or

(b)	any order, judgment, decree or other restriction applicable to any of the Sellers.

2.	SHARES IN THE COMPANY

2.9	The Shares constitute the whole of the allotted share capital of the Company and are fully paid.

2.10	Each of the Sellers is the sole legal and beneficial owner of the number of Sale Shares set against his name in Schedule 1.

2.11	Other than the Subsidiary the Company has no subsidiary or subsidiaries, nor any other interests in any other company, corporation, entity, venture or person.

2.12	The Sale Shares are free from all Encumbrances.

2.13
No right has been granted to any person to require, at any time, the transfer, creation, issue or allotment of any share, loan capital or other securities (or any rights or interest in them) of the Company and neither the Company nor the Sellers has agreed to confer any such rights, and no person has claimed any such right.

2.14	No Encumbrance has been created in favour of any person affecting any unissued shares or debentures or other unissued securities of the Company.

2.15
No commitment has been given to create an Encumbrance affecting the Sale Shares (or any unissued shares or debentures or other unissued securities of the Company) and no person has claimed any rights in connection with any of those things.

2.16	The Company:

(a)	does not hold or beneficially own, nor has agreed to acquire, any securities of any corporation; or

(b)	is not nor has agreed to become a member of any partnership or other unincorporated association, joint venture or consortium (other than recognised trade associations); or

(c)	neither has, nor has ever had, outside its country of incorporation, any branch or permanent establishment; or

(d)	has not, allotted or issued any securities that are convertible into shares.

2.17	The Company has not at any time:

(a)	purchased, redeemed or repaid any of its own share capital; or

(b)	given any financial assistance in contravention of any applicable law or regulation.

2.18
All dividends or distributions declared, made or paid by the Company have been declared, made or paid in accordance with its memorandum, articles of association, all applicable laws and regulations and any agreements or arrangements made with any third party regulating the payment of dividends and distributions.

2.19	The Subsidiary is (and has always been) dormant, has never traded and has no liabilities.

3.	CONSTITUTIONAL AND CORPORATE DOCUMENTS

3.14
The copies of the memorandum and articles of association or other constitutional and corporate documents of the Company Disclosed to the Buyer are true, accurate and complete in all respects and copies of all the resolutions and agreements required to be annexed to or incorporated in those documents by the law applicable are annexed or incorporated. Such documents fully set out all the rights and restrictions attaching to each class of shares in the capital of the Company.

3.15	All statutory books and registers of the Company and the Subsidiary have been properly kept and no notice or allegation that any of them is incorrect or should be rectified has been received.

3.16
All returns, particulars, resolutions and other documents which the Company and the Subsidiary are required by law to file with or deliver to any authority in any jurisdiction (including, in particular, the Registrar of Companies in England and Wales) have been correctly made up and filed or, as the case may be, delivered.

4.	INFORMATION

4.2	All information contained in the Disclosure Letter is complete, accurate and not misleading.

4.3	The particulars relating to the Company and the Subsidiary in this Agreement are true and accurate and not misleading.

5.	COMPLIANCE WITH LAWS

5.6	The Company currently conducts (and has at all times in the past 6 years) conducted its business, in all material respects, in accordance (and in compliance) with all applicable laws and regulations.

5.7	Neither the Company nor any of its respective directors or employees (current or past), has been convicted of an offence in relation to the business or affairs of the Company.

6.	LICENCES AND CONSENTS

6.1
The Company has all necessary licences, consents, permits and authorities necessary to carry on its business in the places and in the manner in which its business is now carried on, all of which are valid and subsisting.

6.2	So far as the Sellers are aware, there is no reason why any of those licences, consents, permits and authorities should be suspended, cancelled, revoked or not renewed on the same terms.

7.	INSURANCE

7.1	All of the insurance policies maintained by or on behalf of the Company are Disclosed.

7.2	The particulars of those policies set out in the Disclosure Letter are accurate and not misleading.

7.3	None of the insurance policies of the Company:

(a)	are subject to any special or unusual terms or restrictions, or to the payment of any premium in excess of the normal rate; or

(b)	are void or voidable and nothing has been done, or omitted to be done, which could make any of them void or voidable; or

(c)	are capable of being termination, or will otherwise cease to be available to the Company as a result of Completion.

7.4
There are no material outstanding claims under, or in respect of the validity of, any of those policies and so far as the Sellers are aware, there are no circumstances likely to give rise to any claim under any of those policies.

7.5
All the insurance policies are in full force and effect, are not void or voidable, nothing has been done or not done which could make any of them void or voidable and Completion will not terminate, or entitle any insurer to terminate, any such policy.

8.	POWER OF ATTORNEY

8.1	There are no powers of attorney in force given by the Company.

8.2	No person, as agent or otherwise, is entitled or authorised to bind or commit the Company to any obligation not in the ordinary course of the Company's business.

8.3	The Disclosure Letter sets out details of all persons other than directors of the Company who have authority to bind the Company in the ordinary course of business (if any).

9.	DISPUTES AND INVESTIGATIONS

9.1	Neither the Company nor so far as the Sellers are aware, any person for whom the Company is vicariously liable:

(d)
is engaged in any litigation, administrative, mediation or arbitration proceedings or other proceedings or any claims, actions or hearings before any statutory or governmental body, department, board or agency (except for debt collection in the normal course of business); or

(e)	is, so far as the Sellers are aware the subject of any investigation, inquiry or enforcement proceedings by any governmental, administrative or regulatory body.

9.2	No Director is, to the extent that it relates to the business of the Company, engaged in or subject to any of the matters mentioned in paragraph 9.1 of Schedule 6.

9.3
No such proceedings, investigation or inquiry as are mentioned in paragraph 9.1 or paragraph 9.2 of Schedule 6 have been threatened or are pending and, so far as the Sellers are aware, there are no circumstances likely to give rise to any such proceedings.

9.4
The Company is not affected by any existing or pending judgments or rulings and nor has the Company given any undertakings arising from legal proceedings to a court, governmental agency, regulator or third party.

10.	DEFECTIVE PRODUCTS AND SERVICES

10.1	The Company has not manufactured or sold any products which were, at the time they were manufactured or sold, faulty defective or any product which did not comply with in all material respects:

(a)	warranties or representations expressly made or implied by or on behalf of the Company; or

(b)	all laws, regulations, standards and requirements applicable to the products.

10.2
No proceedings or disputes have been started, are pending or have been threatened against the Company in which it is claimed that any products manufactured or sold by the Company are defective, not appropriate for their intended use, have caused bodily injury or material damage to any person or property when applied or used as intended.

10.3
No proceedings have been started and there are no outstanding liabilities or claims pending or threatened against the Company in respect of any services supplied by the Company for which the Company is or may become liable and no dispute exists between the Company and any of its customers or clients.

11.	CUSTOMERS AND SUPPLIERS

11.1
In the 12 months ending with the date of this Agreement, the business of the Company has not been materially affected in an adverse manner as a result of any one or more of the following things happening to the Company:

(a)	the loss of any of its customers or suppliers; or

(b)	a reduction in trade with its customers or in the extent to which it is supplied by any of its suppliers; or

(c)	a change in the terms on which it trades with or is supplied by any of its customers or suppliers.

12.	COMPETITION

12.1	The definition in this paragraph applies in this Agreement.
Competition Law: the national and directly effective legislation of any jurisdiction which governs the conduct of companies or individuals in relation to restrictive or other anti-competitive agreements or practices (including, but not limited to, cartels, pricing, resale pricing, market sharing, bid rigging, terms of trading, purchase or supply and joint ventures), dominant or monopoly market positions (whether held individually or collectively) and the control of acquisitions or mergers.

12.2
The Company is not engaged in any agreement, arrangement, practice or conduct which amounts to an infringement of the Competition Law of any jurisdiction in which the Company conducts business and no Director is engaged in any activity which would be an offence or infringement under any such Competition Law.

12.3
The Company is not so far as the Sellers are aware the subject of any investigation, inquiry or proceedings by any relevant government body, agency or authority in connection with any actual or alleged infringement of the Competition Law of any jurisdiction in which the Company conducts business.

12.4
No such investigation, inquiry or proceedings as mentioned in paragraph 12.3 of Schedule 6 have been threatened or are pending and so far as the Sellers are aware there are no circumstances likely to give rise to any such investigation, inquiry or proceedings.

12.5
The Company is not affected by any existing or pending decisions, judgments, orders or rulings of any relevant government body, agency or authority responsible for enforcing the Competition Law of any jurisdiction and the Company has not given any undertakings or commitments to such bodies which affect the conduct of the Business.

12.6
The Company is not in receipt of any payment, guarantee, financial assistance or other aid from the government or any state body which was not, but should have been, notified to the European Commission under Article 88 of the EC Treaty or Article 108 of the Treaty on the Functioning of the European Union for decision declaring such aid to be compatible with the internal market.

13.	CONTRACTS

13.1	The definition in this paragraph applies in this Agreement.
Material Contract: an agreement or arrangement to which the Company is a party or is bound by and which is of material importance to the business, profits or assets of the Company.

13.2	Except for the agreements and arrangements Disclosed, the Company is not a party to or subject to any agreement or arrangement which:

(a)	is a Material Contract; or

(b)	is of an unusual or exceptional nature; or

(c)	is not in the ordinary and usual course of business of the Company; or

(d)	may be terminated as a result of any Change of Control of the Company; or

(e)	restricts the freedom of the Company to carry on the whole or any part of its business in any part of the world in such manner as it thinks fit; or

(f)	involves any person acting as a distributor; or

(g)	involves any person acting as an agent; or

(h)	involves partnership, joint venture, consortium, joint development, shareholders or similar arrangements; or

(i)	involves the grant of any sole or exclusive rights by or to the Company; or

(j)	is incapable of complete performance in accordance with its terms within six months after the date on which it was entered into; or

(k)	cannot be readily fulfilled or performed by the Company on time and without undue or unusual expenditure of money and effort; or

(l)	involves or is likely to involve an aggregate consideration payable by or to the Company in excess of £25,000; or

(m)	requires the Company to pay any commission, finders' fee, royalty or the like; or

(n)	is for the supply of goods and/or services by or to the Company on terms under which retrospective or future discounts, price reductions or other financial incentives are given; or

(o)	is not on arm's length terms; or

(p)	is a finance lease, hire purchase, rental or credit sale agreement or which otherwise provides for the purchase or right to purchase any asset by instalment payments or

(q)
provides for payments or other dealings in or calculated by reference to the euro or which will otherwise be affected by any changes arising from any Member State of the European Union adopting the euro as its currency or ceasing to use the euro as its currency.

13.3
There are no outstanding or on-going negotiations of material importance to business, profits or assets of the Company, or any outstanding quotations or tenders for a contract that, if accepted, would give rise to a Material Contract.

13.4	Each Material Contract is in full force and effect and binding on the parties to it. The Company has not defaulted under or breached a Material Contract; and

(a)	no other party to a Material Contract has defaulted under or, so far as the Sellers are aware, breached such a Material Contract; and

(b)	no such default or breach by the Company, or any other party is likely or has been threatened.

13.5
No notice of termination of a Material Contract has been received or served by the Company and so far as the Sellers are aware there are no grounds for determination, rescission, avoidance, repudiation or a material change in the terms of any such Material Contract.

14.	TRANSACTIONS WITH SELLERS

14.1	There is no outstanding indebtedness or other liability (actual or contingent) and no outstanding contract, commitment or arrangement between the Company and any of the following:

(r)	any of the Sellers or any person Connected with any of the Sellers; or

(s)	any Director or secretary of the Company or any person Connected with such Director or secretary.

14.2
None of the Sellers, nor any person Connected with any of the Sellers, is entitled to a claim of any nature against the Company or has assigned to any person the benefit of a claim against the Company to which the Sellers or a person Connected with the Sellers would otherwise be entitled.

14.3
None of the Sellers is, at the date of this Agreement, or has been at any time during the period of 5 of years immediately preceding the date of this Agreement, concerned, interested or engaged, directly or indirectly and in whatever capacity, in any other business similar to or competitive with all or any part of the Business as it is carried on at the date of this Agreement.

15.	FINANCE AND GUARANTEES

15.1	The Company has no Indebtedness, save for trade payables and liabilities incurred in the ordinary course of business, which are Disclosed and do not exceed £5,000 .

15.2
No guarantee, mortgage, charge, pledge, lien, assignment or other security agreement or arrangement has been given by or entered into by the Company or any third party in respect of borrowings or other obligations of the Company.

15.3	The total amount of Indebtedness of the Company does not exceed any limitations on the borrowing powers contained:

(e)	in the memorandum and articles of association of the Company; or

(f)	in any debenture or other deed or document binding on the Company.

15.4
The Company has no outstanding loan capital, nor lent any money that has not been repaid, and there are no debts owing to the Company other than debts that have arisen in the normal course of business.

15.5	The Company has not:

(a)	factored any of its debts or discounted any of its debts or engaged in financing of a type which would not need to be shown or reflected in the Accounts; or

(b)	waived any right of set-off it may have against any third party.

15.6
All debts (less any provision for bad and doubtful debts) owing to the Company reflected in the Accounts and all debts subsequently recorded in the books of the Company have either prior to the date of this Agreement been realised or will, within four months after the date of this Agreement, realise in cash their full amount as included in those Accounts or books and none of those debts nor any part of them has been outstanding for more than two months from its due date for payment.

15.7
No Indebtedness of the Company is due and payable and no security over any of the assets of the Company is now enforceable, whether by virtue of the stated maturity date of the indebtedness having been reached or otherwise. The Company has not received any notice whose terms have not been fully complied with and/or carried out from any creditor requiring any payment to be made and/or intimating the enforcement of any security which it may hold over the assets of the Company.

15.8
The Company has not given or entered into any guarantee, mortgage, charge, pledge, lien, assignment or other security agreement or arrangement or is responsible for the indebtedness, or for the default in the performance of any obligation, of any other person.

15.9	The Company is not subject to any arrangement for receipt or repayment of any grant, subsidy or financial assistance from any government department or other body.

15.10
Particulars of the balances of all the bank accounts of the Company, showing the position as at the day immediately preceding the date of this Agreement, have been Disclosed and the Company has no other bank accounts. Since those particulars were given, there have been no payments out of those accounts other than routine payments in the ordinary course of business.

15.11	Having regard to the existing banking and other facilities available to it, the Company has sufficient working capital for the purposes of:

(a)	continuing to carry on its business in its present form and at its present level of turnover for the next 12 months; and

(b)	executing, carrying out and fulfilling in accordance with their respective terms all orders, projects and contractual obligations which have been placed with or undertaken by the Company.

15.12	A Change of Control of the Company will not result in:

(a)	the termination of or material effect on any financial agreement or arrangement to which the Company, is a party or subject; or

(b)	any indebtedness of the Company becoming due, or capable of being declared due and payable, prior to its stated maturity.

16.	INSOLVENCY

16.1	The Company:

(c)	is not insolvent or unable to pay its debts within the meaning of the Insolvency Act 1986; and

(d)	has not stopped paying its debts as they fall due.

16.2	No step has been taken in any applicable jurisdiction to initiate any process by or under which:

(g)	the ability of the creditors of the Company, to take any action to enforce their debts is suspended, restricted or prevented; or

(h)
some or all of the creditors of the Company accept, by agreement or in pursuance of a court order, an amount less than the sums owing to them in satisfaction of those sums with a view to preventing the dissolution of the Company; or

(i)	a person is appointed to manage the affairs, business and assets of the Company, on behalf of the Company's, creditors; or

(j)	the holder of a charge over all or any of the Company's assets is appointed to control the business and/or all or any assets of the Company.

16.3	In relation to the Company

(c)	no administrator has been appointed;

(d)	no documents have been filed with the court for the appointment of an administrator; and

(e)
no notice of an intention to appoint an administrator has been given by the Company, its Directors or by a qualifying floating charge holder (as defined in paragraph 14 of Schedule B1 to the Insolvency Act 1986).

16.4	No process has been initiated which could lead to the Company being dissolved and its assets being distributed among the relevant company's creditors, shareholders or other contributors.

16.5	No distress, execution or other process has been levied on any asset of the Company.

16.6	None of the Sellers has:

(a)	had a bankruptcy petition presented against him or been declared bankrupt; or

(b)	been served with a statutory demand, or is unable to pay any debts within the meaning of the Insolvency Act 1986; or

(c)	entered into, or has proposed to enter into, any composition or arrangement with, or for, his creditors (including an individual voluntary arrangement); or

(d)	been subject of any other event analogous to the foregoing in any jurisdiction.

17.	ASSETS

17.1
The Company is the full legal and beneficial owner of, and has good and marketable title to, all the assets included in the Accounts, and any assets acquired since the Accounts Date and all other assets used by the Company, except for those disposed of since the Accounts Date in the normal course of business.

17.2
None of the assets shown in the Accounts or acquired by the Company since the Accounts Date or used by the Company is the subject of any lease, lease hire agreement, hire purchase agreement or agreement for payment on deferred terms or is the subject of any licence or factoring arrangement.

17.3
The Company is in possession and control of all the assets included in the Accounts or acquired since the Accounts Date and all other assets used by the Company, except for those Disclosed as being in the possession of a third party in the normal course of business

17.4
None of the assets, undertaking or goodwill of the Company is subject to an Encumbrance, or to any agreement or commitment to create an Encumbrance, and no person has claimed to be entitled to create such an Encumbrance.

17.5	The assets of the Company comprise all the assets necessary for the continuation of the business of the Company in the manner in which such business has been carried on as at Completion.

18.	CONDITION OF PLANT, EQUIPMENT, STOCK IN TRADE

18.1	The plant, machinery, equipment, vehicles used in connection with the Business:

(f)	are in good working order and have been adequately maintained;

(g)	are capable of doing the work for which they were designed; and

(h)	are not surplus to the current or proposed requirements of the Company.

18.2
The stock-in-trade (including work-in-progress) of the Company is in good condition and is capable of being sold by the Company in the ordinary course of its business in accordance with its current price list without discount, rebate or allowance to a buyer.

18.3
The stock-in-trade (including work-in-progress) of the Company is not excessive and is adequate in relation to the current trading requirements of the Company and none of the stock is obsolete, slow moving, unusable or unmarketable or includes returned goods.

18.4
The stock-in-trade of the Company complies fully and will, on sale by the Company in the ordinary and usual course of its business, comply, in all material respects, with all, applicable laws, regulations, standards (including British and European Union standards) with which the Company claims to comply in the markets into which it is to be sold, and specifications agreed with customers.

19.	ENVIRONMENT AND HEALTH AND SAFETY

19.1	The definitions in this paragraph apply in this Agreement.
CRC: the CRC Energy Efficiency Scheme established by the CRC Order.
CRC Order: the CRC Energy Efficiency Scheme Order 2010 (SI 2010/768).
Environment: the natural and man-made environment including all or any of the following media: air (including air within buildings and other natural or man-made structures above or below the ground), water, land, and any ecological systems and living organisms (including man) supported by those media.
EHS Laws: all applicable laws, statutes, regulations, subordinate legislation, bye-laws, common law and other national, international, federal, European Union, state and local laws, judgments, decisions and injunctions of any court or tribunal, codes of practice and guidance notes that are legally binding and in force as at the date of this Agreement to the extent that they relate to or apply to the Environment or to the health and safety of any person.
EHS Matters: all matters relating to:

(c)	pollution or contamination of the Environment;

(d)	the presence, disposal, release, spillage, deposit, escape, discharge, leak, migration or emission of Hazardous Substances or Waste;

(e)	the exposure of any person to any Hazardous Substances or Waste;

(f)	the health and safety of any person, including any accidents, injuries, illnesses and diseases;

(g)	the creation or existence of any noise, vibration, odour, radiation, common law or statutory nuisance or other adverse impact on the Environment; or

(h)	the condition, protection, maintenance, remediation, reinstatement, restoration or replacement of the Environment or any part of it.
EHS Permits: any permits, licences, consents, certificates, registrations, notifications or other authorisations required under any EHS Laws for the operation of the Business or in relation to any of the Properties.
Harm: harm to the Environment, and in the case of man, this includes offence caused to any of his senses or harm to his property.
Hazardous Substances: any material, substances or organism which, alone or in combination with others, is capable of causing Harm, including radioactive substances and materials containing asbestos.
Phase: has the meaning given to it in article 3 of the CRC Order.
Qualification Day: has the meaning given to it in article 3 of the CRC Order.
Qualification Year: has the meaning given to it in article 3 of the CRC Order.
undertaking and subsidiary undertaking: mean, for the purposes of this paragraph 19 only, an "undertaking" and a "subsidiary undertaking" as defined in the CRC Order.
Waste: any waste, including any by-product of an industrial process and anything that is discarded, disposed of, spoiled, abandoned, unwanted or surplus, irrespective of whether it is capable of being recovered or recycled or has any value.

19.2
The Company has obtained and complied at all times with all EHS Permits which it has (if any). All EHS Permits are in full force and effect, and so far as the Sellers are aware there are no facts or circumstances that are likely to lead to the revocation, suspension, variation or non-renewal of or the inability to transfer any EHS Permits.

19.3
The Company has at all times been operated in compliance with all EHS Laws and, so far as the Sellers are aware there are no facts or circumstances that may lead to any breach of or liability under any EHS Laws.

19.4
All information provided by or on behalf of the Company to any relevant enforcement authority, and all records and data required to be maintained by the Company under the provisions of any EHS Laws, are complete and accurate in all material respects.

19.5	There are no Hazardous Substances at, on or under, nor have any Hazardous Substances been emitted, escaped or migrated from, any of the Properties.

19.6
There are, and have been by the Company during its period of occupation and so far as the Sellers are aware during the period prior to the Company's occupation, no landfills, underground storage tanks, or uncontained or unlined storage treatment or disposal areas for Hazardous Substances or Waste (whether permitted by EHS Laws or otherwise) present or carried out at, on or under any of the Properties.

19.7	The Company has not been required to hold, nor never applied for, a waste disposal licence or waste management licence under any EHS Laws.

19.8
There have been no claims, prosecutions or other proceedings nor, so far as the Sellers are aware, investigations against or threatened against the Company, or any of its Directors, officers or employees in respect of Harm arising from the operation of the Business or occupation of any of the Properties or for any breach or alleged breach of any EHS Permits or EHS Laws, and, so far as the Sellers are aware, there are no facts or circumstances that are likely to lead to any such claims, investigations, prosecutions or other proceedings. At no time has the Company received any notice, communication or information alleging any liability in relation to any EHS Matters or that any remediation works are required.

19.9
The Company has not received any enforcement, prohibition, stop, remediation, improvement or any other notice from any enforcement authority, including the Environment Agency, the Health and Safety Executive or the relevant local authority, with regard to any breach of EHS Laws.

19.10
So far as the Sellers are aware, the Company has not, nor is likely to have, any actual or potential liability under any EHS Laws by reason of it having owned, occupied or used any Previously-owned Land and Buildings.

19.11
So far as the Sellers are aware, the Company has adequate employers' liability and public liability insurance cover in respect of the Business and the Properties and no claims have been made or are contemplated under any such insurance.

19.12	Copies of all:

(a)	current EHS Permits;

(b)	environmental and health and safety policy statements;

(c)	reports in respect of environmental and health and safety audits, investigations or other assessments;

(d)	records of accidents, illnesses and reportable diseases;

(e)	assessments of substances hazardous to health;

(f)	correspondence on EHS Matters between the Company and any relevant enforcement authority; and

(g)	copies or details of all Waste disposal contracts,
relating to the Business or any of the Properties have been Disclosed to the Buyer and all such statements, reports, records, correspondence and other information are complete and accurate and are not misleading due to any omission.

19.13	The Company has not given or received any warranties or indemnities or any other agreement in respect of any liabilities, duties or obligations that arise under EHS Laws.

19.14	The Company has complied with and remain in compliance with, in all material respects, the requirements of each of:

(a)	The Producer Responsibility (Packaging Waste) Regulations 2007;

(b)	The Waste Electrical and Electronic Equipment Regulations 2006; and

(c)	The Restriction of the Use of Certain Hazardous Substances in Electrical and Electronic Equipment Regulations 2008.

19.15	All information provided by or on behalf of the Sellers and/or any of their advisers to the Buyer and/or any of its advisers:

(a)
regarding the supply of energy to the Company and any undertakings that were subsidiary undertakings of the Company on the Qualification Day of the current Phase or at any time during the current Phase of the CRC; and

(b)	otherwise in connection with the CRC,
is, at the date it was provided complete, accurate and not misleading due to any omission.

19.16
There have been no audits, notices, claims, investigations, prosecutions or other proceedings against or threatened against the Company or any of its directors, officers or employees in respect of the CRC and there are no facts or circumstances which may lead to any such audits, notices, claims, investigations, prosecutions or other proceedings.

19.17
Copies of the registration and evidence pack relating to the participation of the Company in the current Phase of the CRC have been Disclosed to the Buyer and all such documents are, as at the date of this Agreement, complete, accurate and not misleading.

19.18	All records and data required to be maintained by the Company under the CRC are, at the date of this Agreement, complete, accurate and not misleading.

19.19
The Company as at the Qualification Day of the current Phase did not meet the qualification criteria set out in the CRC Order during the Qualification Year of the current Phase or any part of that year.

19.20	The Company is not required to participate in the current Phase of the CRC.

20.	INTELLECTUAL PROPERTY

20.1	The definition in this paragraph applies in this Agreement.
Intellectual Property Rights: patents, utility models, rights to inventions, copyright and neighbouring and related rights, moral rights, trademarks and service marks, business names and domain names, rights in get-up and trade dress, goodwill and the right to sue for passing off or unfair competition, rights in designs, rights in computer software, topography rights, database rights, rights to use and protect the confidentiality of, confidential information (including know-how and trade secrets), and all other intellectual property rights, in each case whether registered or unregistered and including all applications and rights to apply for and be granted any of the same and including renewals or extensions thereof, and rights to claim priority therefrom, and all similar or equivalent rights or forms of protection which subsist in any part of the world.

20.2	Complete and accurate particulars are set out in Part 1 of Schedule 8 of all registered Intellectual Property Rights (including applications for such rights) owned by the Company.

20.3
Complete and accurate particulars are set out in Part 2 of Schedule 8 of all registered Intellectual Property Rights (including applications for such rights) owned by a third party and used or held for use by the Company, excluding only any Intellectual Property Rights in the IT System or under any IT Contracts.

20.4	Complete and accurate particulars are set out in Part 3 of Schedule 8 of all material unregistered Intellectual Property Rights (including applications for such rights) owned by the Company.

20.5
Complete and accurate particulars are set out in Part 4 of Schedule 8 of all material unregistered Intellectual Property Rights (including applications for such rights) owned by a third party and used or held for use by the Company, excluding only any Intellectual Property Rights in the IT System or under any IT Contracts.

20.6
Complete and accurate particulars are set out in Part 5 of Schedule 8 of all licences, agreements, authorisations and permissions (in whatever form and whether express or implied) under which the Company uses or exploits Intellectual Property Rights owned by any third party, as identified in Part 2 and Part 4 of Schedule 8.

20.7
Complete and accurate particulars are set out in Part 6 of Schedule 8 of all licences, agreements, authorisations and permissions (in whatever form and whether express or implied) under which the Company has licensed or agreed to license Intellectual Property Rights identified in Part 1, Part 2, Part 3 or Part 4 of Schedule 8 to, or otherwise permitted the use of any such Intellectual Property Rights by, any third party.

20.8
The Company is the sole legal and beneficial owner of (or applicant for) the Intellectual Property Rights set out in Part 1 and Part 3 of Schedule 8, free from all Encumbrances, save only as set out in Part 6 of Schedule 8.

20.9
The Company does not require any Intellectual Property Rights other than those set out in Part 1, Part 2, Part 3 and Part 4 of Schedule 8 (or as required under the IT System and IT Contracts) in order to carry on its activities.

20.10
The Intellectual Property Rights set out in Part 1 and Part 3 of Schedule 8 are valid, subsisting and enforceable and nothing has been done or not been done as a result of which any of them has ceased or might cease to be valid, subsisting or enforceable. In particular:

(a)	all application and renewal fees and other steps required for the maintenance or protection of such rights have been paid on time or taken;

(b)	all confidential information (including know-how and trade secrets) owned or used by the Company has been kept confidential and has not been disclosed to third parties (other than parties who have signed written confidentiality undertakings in respect of such information, details of which are Disclosed);

(c)
no mark, trade name or domain name identical or similar to any mark, trade name or domain name listed in Part 1 or Part 3 of Schedule 8 has been registered, or is being used by any person in the same or a similar business to that of the Company, in any country in which the Company has registered or is using its mark, trade name or domain name; and

(d)
there are and have been no claims, challenges, disputes or proceedings, pending or threatened, in relation to the ownership, validity or use of any Intellectual Property Rights set out in Part 1 or Part 3 of Schedule 8.

20.11
Nothing is due to be done within 30 days of Completion the omission of which would jeopardise the maintenance or prosecution of any of the Intellectual Property Rights owned by the Company which are registered or the subject of an application for registration, as identified in Part 1 of Schedule 8.

20.12
So far as the Sellers are aware there has been no infringement by any third party of any of the Intellectual Property Rights set out in Part 1 and Part 3 of Schedule 8, nor any third party breach of confidence, passing off or actionable act of unfair competition in relation to the business and assets of the Company, and no such infringement, breach of confidence, passing off or actionable act of unfair competition is current or anticipated.

20.13	Each of the agreements and licences set out in Part 5 and Part 6 of Schedule 8:

(d)	is valid and binding on the parties thereto;

(e)	has not been the subject of any breach or default by any party or the subject of any event which, with the giving of notice or lapse of time, could constitute such a breach or default;

(f)	is not the subject of any claim, dispute or proceeding, pending or threatened; and

(g)	has, where required, been duly recorded or registered.

20.14	The activities of any licensee of Intellectual Property Rights under and pursuant to any of the licenses, agreements, authorisations or permissions set out in Part 6 of Schedule 8:

(c)	have not infringed, do not infringe and are not likely to infringe the Intellectual Property Rights of any third party;

(d)	have not constituted, do not constitute and are not likely to constitute any breach of confidence, passing off or actionable act of unfair competition; and

(e)	have not given and do not give rise to any obligation of the Company to pay any royalty, fee, compensation or any other sum whatsoever.

20.15	So far as the Sellers are aware,

(a)	the Intellectual Property Rights set out in Part 2 and Part 4 of Schedule 8 are valid, subsisting and enforceable; and

(b)
nothing has been done or not been done as a result of which any of the Intellectual Property Rights set out in Part 2 and Part 4 of Schedule 8 has ceased or might cease to be valid, subsisting or enforceable; and

(c)
there are and have been no claims, challenges, disputes or proceedings, pending or threatened, in relation to the ownership, validity or use of any Intellectual Property Rights set out in Part 2 and Part 4 of Schedule 8 which might have a material effect on the use of such Intellectual Property Rights by the Company under and pursuant to any of the licenses, agreements, authorisations or permissions set out in Part 5 of Schedule 8.

20.16
Nothing is due to be done within 30 days of Completion the omission of which would jeopardise the continuing rights of the Company in any of the Intellectual Property Rights set out in Part 2 and Part 4 of Schedule 8.

20.17
A Change of Control of the Company will not result in the termination or material amendment of the rights of the Company in any of the Intellectual Property Rights set out in Schedule 8 or materially affect any of the licenses, agreements, authorisations or permissions set out in Part 5 and Part 6 of Schedule 8.

20.18	The activities of the Company:

(a)	have not infringed, do not infringe and, so far as the Sellers are aware, are not likely to infringe the Intellectual Property Rights of any third party;

(b)	have not constituted, do not constitute and, so far as the Sellers are aware, are not likely to constitute any breach of confidence, passing off or actionable act of unfair competition; and

(c)	have not given and do not give rise to any obligation to pay any royalty, fee, compensation or any other sum whatsoever.

20.19
With respect to all know-how, trade secrets, confidential information, customer lists, software, technical information, data, process technology, plans, drawings, and blue prints owned by the Company (collectively, for the purposes of paragraph 20.19 of this Schedule 6, Part 1, “Trade Secrets”):

(a)
the documentation relating to such Trade Secret is current, accurate, and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the knowledge or memory of any individual;

(b)	the Sellers and / or the Company has taken all reasonable precautions to protect the secrecy, confidentiality, and value of the Trade Secrets; and

(c)
the Company has good title and an absolute right to use the Trade Secrets. The Trade Secrets are not part of the public knowledge or literature, and, have not been used, divulged, or appropriated either for the benefit of any person (other than the Company) or to the detriment of the Company. No Trade Secret is subject to any adverse claim or has been challenged or threatened in any way.

21.	INFORMATION TECHNOLOGY

21.1	The definitions in this paragraph apply in this Agreement.
IT System: all computer hardware (including network and telecommunications equipment) and software (including associated preparatory materials, user manuals and other related documentation) owned, used, leased or licensed by or to the Company excluding only (i) any software created by the Company; and (ii) any software incorporated in any products created, developed, manufactured or supplied by the Company, all of which software is identified in Schedule 9.
IT Contracts: all arrangements and agreements under which any third party (including without limitation any source code deposit agents) provides any element of, or services relating to, the IT System, including leasing, hire purchase, licensing, maintenance and services agreements.

21.2	Complete and accurate particulars of the IT System and all IT Contracts are set out in Part 1 and Part 2 of Schedule 9.

21.3
Save to the extent provided in the IT Contracts, the Company is the owner of the IT System free from Encumbrances. The Company has obtained all necessary rights from third parties to enable exclusive and unrestricted use of the IT System by the Company.

21.4	The IT Contracts are valid and binding and no act or omission has occurred which would, if necessary with the giving of notice or lapse of time, constitute a breach of any such IT Contract.

21.5	There are and have been no claims, disputes or proceedings arising or threatened under any IT Contracts.

21.6
None of the IT Contracts is liable to be terminated or otherwise materially affected by a Change of Control of the Company and the Sellers have no reason to believe (but without having made any enquiries) that any IT Contracts will not be renewed on the same or substantially the same terms when they expire.

21.7
The Company has either (i) possession or control of the source code of all software in the IT System, or (ii) has the right to gain access to such code under the terms of source code deposit agreements with the owners of the rights in the relevant software and reputable deposit agents (particulars of which are set out in Part 2 of Schedule 9).

21.8	The elements of the IT System:

(a)	are functioning properly and in accordance with all applicable specifications required by the Company;

(b)	are not defective in any respect and have not been materially defective or materially failed to function during the last two years;

(c)	do not so far as the Sellers are aware contain any software virus and have not within the last 12 months been infected by any software virus or accessed by any unauthorised person;

(d)	have sufficient capacity and performance to meet the current business requirements of the Company;

(e)	include sufficient user information to enable reasonably skilled personnel in the field to use and operate the IT System without the need for further assistance;

(f)	have been adequately supported and the IT System has the benefit of appropriate maintenance and support agreements, complete and accurate particulars of which are set out in Part 2 of Schedule 9.

21.9
The Company has implemented procedures, which are fully documented, copies of which are Disclosed, (including in relation to off-site working where applicable) for ensuring the security of the IT System and the confidentiality and integrity of all data processed by it.

21.10
The Company has in place a disaster recovery plan / business continuity plan, which is fully documented, copies of which are Disclosed and would enable the business of the Company to continue notwithstanding any non availability of all or part of the IT System (whether by reason of damage or destruction or otherwise).

21.11
The performance and functionality of the IT System (and any other equipment and systems owned or used by the Company which depend on date-programmed control devices) has not been affected and will be unaffected by any changes in dates (past, present or future). In particular:

(a)	no value for a current date has caused any interruption in operation;

(b)	date-based functionality has behaved consistently for all dates.

21.12	The IT System is capable of:

(h)	performing its functions in multiple currencies, including £sterling, dollar and euro;

(i)	displaying and printing the generally accepted symbols for £sterling, dollar and euro and any other currency in which the Company may carry on its business; and

(j)	processing the generally accepted codes for £sterling, dollar and euro and any other currency in which the Company may carry on its business.

22.	DATA PROTECTION

22.1	The Company has notified registrable particulars under the Data Protection Act 1998 in respect of all personal data processed by it and:

(a)	has renewed such notifications and has notified any changes occurring in between such notifications as required by that Act;

(b)	has paid all fees payable in respect of such notifications;
and the contents of such notifications have been Disclosed and are complete and accurate.

22.2	No personal data have been transferred outside the European Economic Area.

22.3	The Company has complied in all respects with the Data Protection Act 1998 and has established the procedures necessary to ensure continued compliance with such legislation.

22.4
The Company has complied with the requirements of the seventh principle of the Data Protection Act 1998 in respect of any processing of data carried out by a data processor on behalf of the Company, including by entering into a written contract with the data processor (copies of which are Disclosed).

22.5	The Company has not received any:

(c)	notice or complaint under the Data Protection Act 1998 alleging non-compliance with such Act (including any information or enforcement notice, or any transfer prohibition notice); or

(d)	claim for compensation for loss or unauthorised disclosure of data; or

(e)	notification of an application for rectification or erasure of personal data, and the Sellers are not aware of any circumstances which may give rise to the giving of any such notice or the making of any such notification.

22.6
The Company has complied with its obligations under the Privacy and Electronic Communications (EC Directive) Regulations 2003 in respect of the use of electronic communications (including e-mail, text messaging, fax machines, automated calling systems and non-automated telephone calls) for direct marketing purposes.

23.	EMPLOYMENT

23.1	The definitions in this paragraph apply in this agreement.
Employment Legislation: legislation applying in the United Kingdom affecting contractual and other relations between employers and their employees or workers including, but not limited to, any legislation and any amendment, extension or re-enactment of such legislation and any claim arising under European treaty provisions or directives enforceable against the Company by any Employee or Worker.
Employee: any person employed by the Company under a contract of employment.
Worker: any person who personally performs work for the Company but who is not in business on their own account or in a client/customer relationship.

23.2	The name of each person who is a Director is set out in Schedule 2.

23.3	The Disclosure Letter includes anonymised details of all Employees and Workers, the particulars of each Employee and Worker and the principal terms of their contract including:

(c)	the Company which employs or engages them;

(d)	their remuneration (including any benefits and privileges provided or which the Company is bound to provide to them or their dependants, whether now or in the future);

(e)	the commencement date of each contract and, if an Employee, the date on which their continuous service began;

(f)	the length of notice necessary to terminate each contract or, if a fixed term, the expiry date of the fixed term and details of any previous renewals;

(g)	the type of contract (whether full or part-time or other);

(h)	their date of birth;

(i)	any country in which the Employee or Worker works or performs services and/or is paid, if the Employee or Worker works or is paid outside the United Kingdom; and

(j)	the law governing the contract, if the Employee or Worker works or is paid outside the United Kingdom.

23.4
The Disclosure Letter includes anonymised details of all persons who are not Employees or Workers and who are providing services to the Company (including, in particular, where the individual acts as a consultant or is on secondment from an employer which is not the Company) and the particulars of the terms on which the individual provides services, including:

(f)	the entity which engages them;

(g)	the remuneration/compensation paid in respect of the service provision (including any benefits and privileges provided directly by the Company);

(h)	the length of notice necessary to terminate each agreement or, if a fixed term, the expiry date of the fixed term and details of any previous renewals;

(i)	any country in which the individual provides services, if the individual provides services wholly or mainly outside the United Kingdom; and

(j)	the law governing the agreement, if the individual provides services wholly or mainly outside the United Kingdom.

23.5
The Disclosure Letter includes anonymised details of all Employees and Workers of the Company who are on secondment, maternity, paternity, adoption, sabbatical, ill health or any other leave or who are otherwise absent for any reason.

23.6
No notice to terminate the contract of employment of any Employee or Worker of the Company (whether given by the relevant employer or by the Employee or Worker) is pending, outstanding or threatened and no dispute under any Employment Legislation or otherwise is outstanding between:

(g)	the Company and any of its or their current or former Employees relating to their employment, its termination and any reference given by the Company regarding them; or

(h)	the Company and any of its current or former Workers relating to their contract, its termination and any reference given by the Company regarding them.

23.7	No questionnaire or similar request has been served on the Company by an Employee or Worker under any Employment Legislation which remains unanswered in full or in part.

23.8	Every Employee or Worker of the Company who requires permission to work in the United Kingdom has current and appropriate permission to work in the United Kingdom.

23.9	No offer of employment or engagement has been made by the Company that has not yet been accepted, or which has been accepted but where the employment or engagement has not yet started.

23.10
The acquisition of the Sale Shares by the Buyer and compliance with the terms of this Agreement will not entitle any Directors, officers, Employees or Workers of the Company to terminate their employment or receive any payment or other benefit.

23.11
All contracts between the Company and its Employees and Workers are terminable at any time on not more than three months' notice without compensation (other than for unfair dismissal, a statutory redundancy payment or a payment-in-lieu-of-notice) or any liability on the part of the Company other than wages, commission or pension.

23.12	All contracts between the Company and its Directors, Employees or Workers comply with any relevant requirements of section 188 of the Companies Act 2006.

23.13
The Company is not a party to, bound by (including by way of custom and practice) or proposing to introduce in respect of any of its Directors, Employees or Workers any redundancy payment scheme in addition to statutory redundancy pay, and there is no agreed procedure for redundancy selection.

23.14
The Disclosure Letter includes full particulars of any incentive scheme (including, without limitation, any share option arrangement, commission, profit sharing or bonus scheme), whether written or unwritten, which the Company is a party to, bound by (including by way of custom and practice) or proposing to introduce, in respect of its Directors, Employees or Workers.

23.15
The Company has not incurred any actual liability in connection with any termination of employment of its Employees (including redundancy payments) or for failure to comply with any order for the reinstatement or re-engagement of any Employee, and there is nothing likely to give rise to such a dispute or claim.

23.16
The Company has not incurred any actual liability for failure to provide information or to consult with Employees under any Employment Legislation, and there is nothing likely to give rise to such a dispute or claim.

23.17
The Company has not made or agreed to make a payment or provided or agreed to provide a benefit to a present or former Director or officer, Employee or Worker or to their dependants in connection with the actual or proposed termination or suspension of employment or variation of an employment contract.

23.18
The Company is not currently involved in any material industrial or trade dispute or negotiation regarding a claim with any trade union, group or organisation of employees or their representatives representing Employees or Workers and there is nothing likely to give rise to such a dispute or claim.

23.19
No subject access requests made to the Company pursuant to the Data Protection Act 1998 by Employees or Workers are outstanding and the Company has complied with the provisions of the Data Protection Act 1998 in respect of all personal data held or processed by it relating to their respective Employees, Workers, and former Employees and Workers.

23.20
The Company has not altered and shall not alter (whether to take effect prior to, on or after the Completion Date) any of the terms of employment or engagement of any of the Employees or Workers (without the prior written consent of the Buyer).

23.21	The Company has not transferred or agreed to transfer any Employee or Worker from working for the Company, or induced any Employee or Worker to resign their employment with the Company.

23.22	There are no sums owing to or from any Employee or Worker other than reimbursement of expenses, wages for the current salary period and holiday pay for the current holiday year.

23.23	The Company has not offered, promised or agreed to any future variation in the contract of any Employee or Worker.

23.24	The Disclosure Letter includes true, complete and accurate:

(a)	anonymised copies of all contracts, handbooks, policies and other documents which apply to any of the Employees and Workers;

(b)
copies of all agreements or arrangements with any trade union, employee representative or body of employees or their representatives (whether binding or not) and details of any such unwritten agreements or arrangements which may affect any Employee or Worker.

23.25	In respect of each Employee and Worker, the Company has:

(a)
performed all obligations and duties it is required to perform (and settled all outstanding claims), whether or not legally binding, and whether arising under contract, statute, at common law or in equity or under any treaties including the EC Treaty or the Treaty on the Functioning of the European Union or laws of the European Union or otherwise in so far as they impose obligations upon employees in the United Kingdom;

(b)	complied with the terms of any relevant agreement or arrangement with any trade union, employee representative or body of employees or their representatives (whether binding or not);

(c)	maintained adequate, suitable and up to date records.

23.26	No Employee is subject to a current disciplinary warning or procedure, or is about to be subject to any such warning or procedure.

23.27
No employment-related securities or securities options (as defined in Part 7 of ITEPA 2003) (including, without limitation, shares in the Company and options over them) have been issued, granted or transferred by any person in connection with any current, former or proposed employment or office with the Company.

23.28
There are no securities, options over securities or interests in securities (other than those securities or options referred to in paragraph 23.27 above) in respect of which the Company may have to account for income tax or national insurance contributions liabilities (or equivalent obligations in any jurisdiction) issued, granted or transferred to any current or former director, Employee or Worker.

23.29
There are no employee benefit trusts, family benefit trusts or similar arrangements under which any current or former director, Employee or Worker or any of their nominees or associates may benefit in any form.

24.    PROPERTY

24.1	The definitions in this paragraph apply in this Agreement.
Current Use: the use for each Property as set out in Schedule 10
Freehold Properties: the freehold properties set out in Part 1 of Schedule 10 and Freehold Property means any one of them or part or parts of any one of them.
Previously-owned Land and Buildings: land and buildings that have, at any time before the date of this Agreement, been owned (under whatever tenure) and/or occupied and/or used by the Company, but which are either no longer owned, occupied or used by the Company, or are owned, occupied or used by one of them but pursuant to a different lease, licence, transfer or conveyance.
Planning Legislation: any primary or secondary legislation from time to time regulating the use or development of land.

Properties: the Freehold Properties and Property means any one of them or any part or parts of any one of them.
Statutory Agreement: an agreement or undertaking entered into under any legislation.

24.2	The particulars of the Properties set out in Schedule 10 are true, complete and accurate.

24.3	The Properties are the only land and buildings owned, used or occupied by the Company.

24.4
The Company does not have right of ownership, right of use, option, right of first refusal or contractual obligation to purchase, or any other legal or equitable right, estate or interest in, or affecting, any land or buildings other than the Properties.

24.5	The Company does not have actual or contingent liability in respect of Previously-owned Land and Buildings.

24.6	The Company has not given any guarantee or indemnity for any liability relating to any of the Properties, any Previously-owned Land and Buildings or any other land or buildings.

24.7	The Company is solely legally and beneficially entitled and has good marketable title to each Property in Schedule 10.

24.8
The Company is in possession and actual occupation of each Property in Schedule 10 on an exclusive basis, and no right of occupation or enjoyment has been acquired or is in the course of being acquired by any third party, and nor has the Company granted, or agreed to grant, any right of occupation or enjoyment in respect of the Properties to any third party.

24.9
The Sellers have in their possession and control and have made available for inspection by the Buyer copies of all the title deeds and documents which the Company has in relation to the title to the Properties.

24.10	All the documents of title to be delivered to the Buyer on the Completion Date shall be original documents, properly stamped with stamp duty and registered, where required.

24.11	There is no circumstance that could render any transaction affecting the title of the Company to any of the Properties liable to be set aside under the Insolvency Act 1986.

24.12	There are no insurance policies relating to any issue of title affecting the Properties.

24.13
There are, appurtenant to each of the Properties, all rights and easements necessary for their Current Use and enjoyment (without restriction as to time or otherwise), but the estate road serving the Properties has not been adopted by the local authority and maintained at public expense.

24.14	The Properties (and the proceeds of sale from them) are free from:

(d)	any mortgage, debenture, charge (whether legal or equitable and whether fixed or floating), rent charge, lien or other right in the nature of security; and

(e)	any agreement for sale, estate contract, option, right of pre-emption or right of first refusal, and there is no agreement or commitment to give or create any of them.

24.15
The Properties are not subject to the payment of any outgoings other than utilities non-domestic local business rates and water and sewerage charges and all outgoings have been paid when due and none is disputed.

24.16
The Properties are not subject to any matters which are, or (where title to any of the Properties is not registered) would be unregistered interests which override first registration under Schedule 1 to the Land Registration Act 2002 and unregistered interests which override registered dispositions under Schedule 3 to the Land Registration Act 2002.

24.17
There are no covenants, restrictions, stipulations, easements, profits à prendre, wayleaves, licences, grants or other encumbrances (whether of a private or public nature, and whether legal or equitable) affecting the Properties which are of an onerous or unusual nature, or effect their value, or which conflict with the Current Use of the Properties.

24.18
All covenants, restrictions, stipulations and other encumbrances affecting the Properties to which the Company is subject have been fully observed and performed and no notice of any alleged breach has been received by the Company (or its predecessors in title).

24.19
So far as the Sellers are aware there are no circumstances which (with or without taking other action) would entitle any third party to exercise a right of entry to, or take possession of all or any part of the Properties, or which would in any other way affect or restrict the continued possession, enjoyment or use of any of the Properties.

24.20
The Company has not (nor has anyone on their behalf) expressly waived any breach by any person of any covenant, agreement, restriction, stipulation or obligation recorded in the title deeds and relating to the Properties or of which the Properties have the benefit.

24.21	All of the Properties are actively used by the Company in connection with the Business.

24.22	The Current Use of each of the Properties is the permitted use for the purposes of the Planning Legislation.

24.23	All necessary building regulation consents have been obtained both in relation to the Current Use of the Properties and any alterations and improvements to them.

24.24
The Company has not received notice that any claim or liability (contingent or otherwise) under the Planning Legislation in respect of the Properties, or any Statutory Agreement affecting the Properties, are outstanding, nor are the Properties the subject of a notice to treat or a notice of entry, and no notice, order resolution or proposal has been published and expressly notified to the Company for the compulsory acquisition, closing, demolition or clearance of the Properties and, so far as the Sellers are aware, there is no matter or circumstance which is likely to lead to an such notice, order, resolution or proposal.

24.25
All planning permissions, orders and regulations issued under the Planning Legislation, and all building regulations, consents and byelaws for the time being in force have been fully complied with in relation to the Properties and no planning permission relating to any of the Properties is subject to a time limit.

24.26
So far as the Sellers are aware, the Company has complied with all applicable statutory and bye-law requirements, and all regulations, rules and delegated legislation, relating to the Properties and their Current Use.

24.27	There are no planned development works, redevelopment works or fitting-out works outstanding in respect of any of the Properties.

24.28
So far as the Sellers are aware but without having undertaken any inspections, surveys, of the Properties nor enquiries of public records, none of the Properties has during the period of the Company’s occupation of the Properties or, so far as the Sellers are aware but without having made any enquiries, during the period prior to the Company's occupation, suffered from any of the following:

(a)	flooding;

(b)	subsidence;

(c)	heave;

(d)	landslip;

(e)	mining activities;

(f)	structural defects;

(g)	defects in the drains and services from time to time serving the Properties; or

(h)	dry rot, wet rot, rising damp and any infestation.

24.29	The Company has not received any adverse report from any engineer, surveyor or other professional relating to any of the Properties.

24.30
No notices, complaints or requirements have been formally issued or made by any competent authority or undertaking exercising statutory or delegated powers in relation to any of the Properties, the Current Use of the Properties or any machinery, plant or equipment in them and, so far as the Sellers are aware, there is no matter or circumstance which is likely to lead to any such notice, complaint or requirement being issued or made.

24.31
There exists no dispute between the Company and the owner or occupier of any other premises adjacent to or neighbouring the Properties and, so far as the Sellers are aware, there is no matter or circumstance that is likely to give rise to any such dispute after the date of this Agreement.

24.32	None of the Properties is affected by a party wall agreement.

25.	ACCOUNTS

25.1
The Accounts have been prepared in accordance with accounting standards, policies, principles and practices generally accepted in the UK and in accordance with the applicable law and regulation of that jurisdiction.

25.2	The Accounts:

(k)	make proper and adequate provision for all bad and doubtful debts, obsolete or slow-moving stocks and for depreciation on fixed assets;

(l)	do not overstate the value of current or fixed assets; and

(m)	do not understate any liabilities (whether actual or contingent).

25.3	The Accounts give a true and fair view of the state of affairs of the Company as at the Accounts Date and of the profit or loss of the Company, for the financial year ended on that date.

25.4
The Accounts neither overstate the value of assets nor understate the liabilities of the Company as at the Accounts Date and do not overstate the profits of the Company in respect of the period up to which it relates by reference to the accounting policies applied in the preparation of the Accounts..

25.5
The Accounts contain either provision adequate to cover, or full particulars in notes of, all Taxation (including deferred Taxation) and other liabilities (whether quantified, contingent, disputed or otherwise) to the extent that such liabilities are required to be provided for in the Accounts of the Company as at the Accounts Date.

25.6
As at the Accounts Date, the level of debtors had not been influenced in any respect by calling in debtors in advance of the usual debtor days and the level of creditors had not been influenced in any respect by paying creditors outside the usual creditor days.The Accounts are not affected by any unusual or non-recurring items.

25.7	The Accounts have been filed in accordance with the requirements of all applicable laws and regulations.

25.8	The Accounts have been prepared on a basis consistent with the audited accounts of, the Company, for the two prior accounting periods without any change in accounting policies used.

25.9
The Management Accounts have been prepared on a basis consistent with that employed in preparing the Accounts and fairly represent the assets and liabilities and the profits and losses, or income and expenditure of the Company as at and to the date for which they have been prepared.

26.    FINANCIAL AND OTHER RECORDS

26.1	All financial and other records of the Company:

(n)	have been properly prepared and maintained;

(o)	constitute an accurate record of all matters required by law to appear in them;

(p)	do not contain any material inaccuracies or discrepancies; and

(q)	are in the possession of the Company.

26.2	No notice has been received or allegation made that any of those records are incorrect or should be rectified.

26.3	All deeds and documents belonging to the Company are in the possession of the Company.
27.    CHANGES SINCE ACCOUNTS DATE / DATE OF INCORPORATION

27.1	Since the Accounts Date:

(a)	the Company has conducted its business in the normal course and as a going concern;

(b)	there has been no material adverse change in the turnover, financial position or prospects of the Company;

(c)	the Company has not issued or agreed to issue any share or loan capital;

(d)	the Company has not incurred any liabilities, save as Disclosed in the Accounts or incurred in the ordinary and proper course of business;

(e)	no dividend or other distribution of profits or assets has been, or agreed to be, declared, made or paid by the Company;

(f)
the Company has not borrowed or raised any money or taken any form of financial security and no capital expenditure has been incurred on any individual item by the Company in excess of £50,000 and the Company has not acquired, invested or disposed of (or agreed to acquire, invest or dispose of) any individual item by the Company in excess of £50,000;

(g)	no shareholder resolutions of the Company have been passed other than as routine business at the annual general meeting;

(h)	there has been no abnormal increase or reduction of stock in trade;

(i)	none of the stock in trade reflected in the Accounts has realised an amount less than the value placed in it in the Accounts; and

(j)	the Company has not offered price reductions or discounts or allowances on sales of stock in trade, or sold stock in trade at less than cost price outside of its normal custom and practice.

28.    EFFECT OF SALE ON SALE SHARES

28.1	Neither the acquisition of the Sale Shares by the Buyer nor compliance with the terms of this Agreement will:

(i)	cause the Company to lose the benefit of any right or privilege it presently enjoys; or

(j)
relieve any person of any obligation to the Company (whether contractual or otherwise), or enable any person to determine any such obligation or any right or benefit enjoyed by the Company, or to exercise any right in respect of the Company; or

(k)	give rise to, or cause to become exercisable, any right of pre-emption over the Sale Shares; or

(l)	entitle any person to receive from the Company any finder's fee, brokerage or other commission in connection with the purchase of the Sale Shares by the Buyer; or

(m)
result in any customer or supplier being entitled to cease dealing with the Company or to reduce substantially its existing level of business or to change the terms on which it deals with the Company; or

(n)	so far as the Sellers are aware, result in any officer or senior Employee leaving the Company; or

(o)	result in a breach of contract, law, regulation, order, judgment, injunction, undertaking, decree or other like imposition; or

(p)	result in the loss or impairment of or any default under any licence, authorisation or consent required by the Company for the purposes of its business; or

(q)	result in the creation, imposition, crystallisation or enforcement of any Encumbrance on any of the assets of the Company; or

(r)
result in any present or future indebtedness of the Company becoming due and payable, or capable of being declared due and payable, prior to its stated maturity date or in any financial facility of the Company being withdrawn; or

(s)	entitle any person to acquire, or affect the entitlement of any person to acquire shares in the Company.

29.	RETIREMENT BENEFITS

29.1
The Pension Scheme is the only arrangement under which the Company has or may have any obligation, practice, or expectation (whether or not legally binding) to provide or contribute towards pension, lump-sum, death, ill-health, disability or accident benefits in respect of its past or present officers and employees ("Pensionable Employees"). No proposal or announcement has been made to any Employee or officer of the Company as to the introduction, continuance, increase or improvement of, or the payment of a contribution towards, any other pension, lump-sum, death, ill-health, disability or accident benefit.

29.2	Full details of the Pension Scheme are set out in the Disclosure Letter, including (but not limited to):

(h)	copies of all documents governing the Pension Scheme and of any announcements and explanatory booklets relating to it; and

(i)
a list of all Pensionable Employees who are members of the Pension Scheme with all details relevant to their membership (including a summary of the annual contributions which the Company is required to make on behalf of each Pensionable Employee) and necessary to establish their entitlements under the Pension Scheme;

The documents listed above contain full details of all benefits payable in respect of the Pensionable Employees under the Pension Scheme (including any benefits payable to any Pensionable Employee on early retirement or redundancy under the Pension Scheme, or any previous scheme of which the Pensionable Employee was a member). No power to increase those benefits or to provide different benefits has been exercised, and there are no circumstances in which there is a practice of exercising such a power under the Pension Scheme.

29.3
The Company has complied with its automatic enrolment obligations as required by the Pensions Act 2008 (PA 2008) and associated legislation. No notices, fines, or other sanctions have been issued by the Pensions Regulator and no instances of non-compliance with the automatic enrolment obligations have been notified to the Pension Regulator in respect of the Company. Full details of this compliance are set out in the Disclosure Letter, including (but not limited to):

(c)	any documents relating to the staging date for the Company;

(d)
copies of any correspondence between the Company and the Pensions Regulator regarding auto-enrolment, including details of their respective registration in accordance with regulation 3 of the Employers' Duties (Registration and Compliance) Regulations 2010 (2010 Regulations);

(e)	copies of any records kept in accordance with regulations 5 to 8 of the 2010 Regulations in respect of the Employees;

(f)
if a personal pension scheme was used as a qualifying scheme (within the meaning of section 16(1) of the PA 2008), copies of any agreements between the provider and the jobholder under section 26 of the PA 2008;

(g)	details of any Employees who have opted out and copies of any opt-out letters in respect of those employees; and

(h)	if a money purchase scheme is being used, a copy of any certification under section 28 of the PA 2008.

29.4
All contributions, insurance premiums, tax and expenses due to and in respect of the Pension Scheme have been duly paid. There are no liabilities outstanding in respect of the Pension Scheme at the date of this Agreement. The contributions in respect of the Pension Scheme have been paid at the rates set out in the most recent schedule of contributions or the most recent payment schedule.

29.5
All death and disability benefits provided to the Employees of the Company are fully insured by an insurance policy with an insurer of good repute. The Sellers are not aware of any reason why these policies might be invalidated, or why the insurer might try to set them aside.

29.6
The Disclosure Letter has details of the rates at which the Company's, and Employees' contributions to the Pension Scheme are being paid and how they are calculated, and whether they are paid in advance or in arrears. All amounts due to the Pension Scheme have been paid.

29.7
No contribution notice or financial support direction under the Pensions Act 2004 has been issued to the Company or to any other person in respect of any Pension Scheme and there is no fact or circumstance likely to give rise to any such notice or direction.

29.8	Each Pension Scheme is a registered pension scheme for the purposes of Chapter 2 of Part 4 of the Finance Act 2004 and there is no reason why HM Revenue & Customs might de-register the scheme.

29.9
If the Pension Scheme is a contracted-out scheme within the meaning of the Pension Schemes Act 1993, there is in force a contracting-out certificate covering the Company and there is no reason why the certificate might be cancelled. No Pension Scheme that provides money purchase benefits is contracted out on a final salary basis.

29.10
The Pension Scheme has been designed to comply with, and has been administered in accordance with, all applicable legal and administrative requirements and in compliance with its governing documents. The Company has complied in all material respects with its obligations under and in respect of the Pension Scheme.

29.11	The Company has provided access to a designated stakeholder scheme for their Pensionable Employees who are not members of the Pension Scheme, to the extent required by law.

29.12
The Company has not discriminated against, or in relation to, any Pensionable Employee on grounds of age, sex, disability, marital status, hours of work, fixed-term or temporary agency worker status, sexual orientation, religion or belief in providing pension, lump-sum, death, ill-health, disability or accident benefits.

29.13
No claims or complaints have been made or are pending or threatened in relation to the Pension Scheme or otherwise in respect of the provision of (or failure to provide) pension, lump-sum, death, ill-health, disability or accident benefits by the Company in relation to any of the Pensionable Employees. So far as the Sellers are aware, there are no facts or circumstances likely to give rise to such claims or complaints.

29.14
No acts, omissions or other events have been reported to the Pensions Regulator under section 69 or 70 of the Pensions Act 2004 and, so far as the Sellers are aware, there are no facts or circumstance likely to give rise to such reports.

29.15	The Pension Scheme does not and has not accepted any contributions from a European employer as defined for the purposes of Part 7 of the Pensions Act 2004.

29.16	The Pension Scheme is a money purchase scheme that provides money purchase benefits only as defined in section 181 of the Pension Schemes Act 1993.

29.17	The Pension Scheme is not a defined benefit pension scheme.
30.    ANTI-CORRUPTION AND COMMERCIAL PRACTICE

30.1	The following definition in this paragraph applies in this Agreement:
Associated Person: means in relation to the Company, a person (including, inter alia, an employee, agent or subsidiary) who performs or has performed services for or on the Company’s (or The Company’) behalf.

30.2
The Company is not, nor has at any time engaged in any activity, practice or conduct which would constitute an offence under the Bribery Act 2010, the United States Foreign Corrupt Practices Act of 1977, as amended (the "FCPA"), or any applicable law implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business, other applicable international conventions or other anti-corruption laws in any applicable jurisdiction.

30.3
No Associated Person of the Company has offered, paid, given, promised to pay or authorised the payment or gift of money or anything of value to another person intending to obtain or retain business or an advantage in the conduct of business for the Company, and the Company has in place adequate procedures (including, inter alia, training and internal reporting mechanisms) designed to prevent their Associated Persons from undertaking any such conduct.

30.4
Neither the Company nor (so far as the Sellers are aware) any of its Associated Persons is or has been the subject of any investigation, inquiry or enforcement proceedings by any governmental, administrative or regulatory body or any customer regarding any offence or alleged offence under the Bribery Act 2010, the FCPA or other anti-corruption laws or regulations or requirements, and no such investigation, inquiry or proceedings have been threatened or are pending and, so far as the Sellers are aware, there are no circumstances likely to give rise to any such investigation, inquiry or proceedings.

30.5
The Company is not ineligible to be awarded any contract or business under section 23 of the Public Contracts Regulations 2006 or section 26 of the Utilities Contracts Regulations 2006 (each as amended) or under any other public procurement laws or regulations.

30.6	The operations of the Company is, and have been, conducted at all times in material compliance with the financial record keeping requirements of the money laundering statutes (if any) and the rules and regulations thereunder (if any) issued, administered or enforced by any government entity in any applicable jurisdiction.

30.7
All payments to agents, consultants and others made by the Company have been in payment of bona fide fees and commissions and not as bribes, kickbacks or as otherwise illegal payments. All such payments have been made directly to or for the account of the parties providing the goods or services for which such payments were made, and no such payment has been paid in a manner intended to avoid currency controls or any party’s Tax reporting obligations or Tax payment obligations. The Company properly, fairly and accurately reflected on their books and records: (i) all compensation paid to and perquisites provided to or on behalf of its agents and employees; and (ii) all compensation and perquisites that are due and payable to such persons, but which have not been paid or provided at the Completion Date.

31.	EXPORT AND IMPORT CONTROLS

31.1
The Company has at all times acted in compliance with and without violation of any applicable export or re-export control, sanctions or embargo laws, regulations or orders of any and all applicable jurisdiction, including but not limited to the United Kingdom, the European Union and United States as such applicable laws, regulations and orders have been amended from time to time; and the Company has at all times acted in compliance with any and all required export or re-export licences or authorisations, general licences or licence exceptions granted under such laws, regulations or orders.

31.2
The Sellers have provided to the Buyer a complete and accurate list of all export destinations for all items or services exported from any jurisdiction whether or not such items or services required an export licence from any applicable export control authority, and the Company has not exported any item (whether or not an export licence was required), nor provided any services, directly or indirectly (including inter alia, through OEMs or distributors), to any persons on any United Kingdom, European Union, United Nations or United States lists of terrorists or persons subject to sanctions implementing UK, US, EU or UN sanctions (including, inter alia, the UK Consolidated List of UK, EU and UN sanctions targets (http://www.hm-treasury.gov.uk/d/sanctionsconlist.pdf) and the US SDN List (http://www.treasury.gov/ofac/downloads/t11sdn.pdf ).

31.3
The Company has not supplied any items or provided any services to any person, whether by export or otherwise, having been informed by a competent authority or having grounds for suspecting that such items or services were or may have been intended in their entirety or in part, for use in connection with the deployment, production, handling, operation, maintenance, storage, detection, identification or dissemination of chemical, biological or nuclear weapons or other nuclear explosive devices or missiles capable of delivering such weapons or for a military end-use.

31.4
The Company regularly trains its sales and marketing personnel concerning export compliance, including proper classification of exports and verification that customers and end user are legitimate and are not on any denied parties list, or list of sanctions targets in any jurisdiction (and retain accurate up to date records of such compliance).

31.5
The Company has not violated the anti-boycott prohibitions of any applicable jurisdiction nor taken any action (including, inter alia, being party to any agreement requiring it to participate or co-operate in any boycotting activity) that can be penalised under any anti-boycott laws.

Part 2.	Tax warranties

1.	GENERAL

1.6
Provision or reserve has been made in the Accounts in accordance with generally accepted accounting principles for all Taxation liable to be assessed on the Company or for which the Company is accountable (whether primarily or otherwise) in respect of all income, profits or gains earned, accrued or received on or before the Accounts Date or deemed to have been or treated as earned, accrued or received for Taxation purposes on or before the Accounts Date and/or in respect of any event occurring or deemed to have occurred on or before the Accounts Date, including distributions made on or before the Accounts Date or provided for in the Accounts.

1.7	Provision has been made in the Accounts for deferred Taxation in accordance with generally accepted accounting principles.

1.8	No charge to Taxation will arise on the Company as a result of entry into or completion of this Agreement.

2.	PAYMENT OF TAX

2.20
The Company has properly paid all Taxation prior to Completion which it has become liable to pay prior to Completion and it has never paid or become liable to pay, nor so far as the Sellers are aware are there any circumstances which may cause it to become liable to pay, any penalty, fine, surcharge or interest in connection with Taxation.

2.21
All payments by the Company to any person which ought to have been made under deduction or withholding of Taxation have been so made and the Taxation so deducted or withheld has been properly and punctually accounted to the relevant Taxation Authority.

3.	COMPLIANCE

3.17
The Company has made all returns, claims for relief, applications, notifications, computations, reports, accounts, statements, registrations and assessments (whether physically in existence or electronically stored) ("Returns") it is required by law to make. All Returns have been properly submitted by the Company within any relevant time limits to each relevant Taxation Authority and the Returns so far as the Sellers are aware give full disclosure of all material facts and circumstances and are not likely to be the subject of any question or dispute with any Taxation Authority.

3.18
The Company has prepared, kept and preserved sufficient records to enable it to make and complete returns for Taxation purposes and to calculate the liability to Taxation or the amount of a Relief arising on the disposal of any asset owned at the Accounts Date or acquired since the Accounts Date but before Completion and otherwise as required by law.

3.19
The Disclosure Letter contains details so far as they affect the Company of all arrangements with any Taxation Authority that are not based on a strict application of the law relating to Taxation (other than published extra-statutory concessions, statements of practice and statements of a similar nature) and so far as the Sellers are aware no such arrangement is liable to be withdrawn for any reason.

3.20
The Company is not in dispute with any Taxation Authority and so far as the Sellers are aware there are no circumstances that exist which are likely to give rise to any such dispute. No Taxation Authority has investigated or indicated in writing that it may investigate the Company’s Taxation affairs and so far as the Sellers are aware the Company is not subject to any ongoing investigation.

3.21
All particulars furnished to any Taxation Authority in connection with an application for any consent or clearance made on behalf of or affecting the Company during the last six years were made to the appropriate office, section, department or body and disclosed all material facts, circumstances and (where appropriate) law material to the decision of the relevant Taxation Authority and any such consent or clearance given remains valid and effective and any transaction for which such consent or clearance has previously been obtained has been carried into effect (if at all) in all material respects in accordance with the terms of the relevant application, consent or clearance.

3.22
The amount of Tax chargeable on the Company during any accounting period ending in the last six years (or in respect of the accounting period current at Completion) has not depended on any concession, agreements or arrangements with any Taxation Authority (other than published extra-statutory concessions, statements of practice and statements of a similar nature).

3.23	The Disclosure Letter gives full and accurate details of the current status of the Taxation returns of the Company.

3.24	The Disclosure Letter sets out the amount of Taxation paid in instalments for the current and previous accounting period and the basis on which these are calculated.

3.25
The Company is not liable nor may become liable to pay, or make reimbursement or indemnity in respect of, any Taxation (or amounts corresponding to any Taxation) payable by or chargeable on or attributable to any other person, whether in consequence of the failure by that person to discharge that Taxation within any specified period or otherwise, where such Taxation relates to profits, income, gains or a transaction, event, omission or circumstance arising, occurring or deemed to arise or occur on or prior to Completion.

4.	CORPORATION TAX/CAPITAL ALLOWANCES

4.4
If all of the capital assets of the Company were disposed of on the date of this Agreement for a consideration equal to the book value of those assets in, or adopted for the purposes of the Accounts or, in the case of assets acquired since the Accounts Date, equal to the consideration given upon their acquisition, no liability to corporation tax on chargeable gains or balancing charge under the CAA 2001 would arise and for the purpose of determining the liability to corporation tax on chargeable gains there shall be disregarded any relief and allowances available to the Company other than amounts falling to be deducted under section 38 TCGA 1992.

4.5
The Company has not claimed any first year tax credits within the meaning of Schedule A1 of CAA 2001, business renovation allowances under Part 3 of CAA 2001 or flat conversion allowances under Part 4A of CAA 2001.

4.6
The Company has not since the Accounts Date made any distribution within the meaning of section 1000 or sections 1022-1027 of CTA 2010 save for any dividend disclosed in the Accounts nor is it bound to make such a distribution.

4.7
No rents, interest, annual payments or other sums of an income nature paid or payable by the Company or which the Company is under an existing obligation to pay in the future are or may be wholly or partially disallowable as deductions, management expenses or charges in computing profits for the purposes of corporation tax.

4.8
The Company has not, within the period of six years preceding Completion, been engaged in, nor been a party to, any of the transactions set out in Chapter 5 of Part 23 of CTA 2010, nor has it made or received a chargeable payment as defined in Section 1086 of CTA 2010.

5.	CLOSE COMPANIES

5.8	The Company is not nor has ever been a close company within the meaning of sections 439 CTA 2010.

5.9
Any loans or advances made, or agreed to be made, by the Company within sections 455, 459 and 460 of CTA 2010 have been Disclosed in the Disclosure letter. The Company has not released or written off, or agreed to release or write off, the whole or any part of any such loans or advances.

5.10	The Company is not, and never has been, a close investment-holding company as defined in section 34 of CTA 2010.

5.11
No distribution within section 1064 of CTA 2010 has been made by the Company during the last six years ending at the Accounts Date, nor have such distributions been made between the Accounts Date and Completion.

5.12
Any loans or advances made, or agreed to be made, by the Company within sections 455, 459 and 460 of CTA 2010 have been disclosed in the Disclosure Letter. The Company has not released or written off, or agreed to release or write off, the whole or any part of any such loans or advances.

6.	TAX AVOIDANCE

6.3
The Company has not entered into or so far as the Sellers are aware been a party to any scheme, arrangement or transaction designed wholly or mainly, or containing artificial steps or stages designed wholly or mainly, for the purpose of avoiding or deferring Taxation or reducing a liability to Taxation.

6.4
The Company has not been party to any arrangements, transaction or series of transactions which it has or may become liable to notify to any Taxation Authority under any legislation requiring the disclosure of tax avoidance schemes.

7.	VALUE ADDED TAX

7.6	The Company is a taxable person for the purposes of VATA 1994 and is duly registered for the purposes of VATA 1994 and has been registered at all times since inception.

7.7
All supplies of goods and services made by the Company are taxable supplies for the purposes of VATA 1994 and all input tax is deductible in accordance with the provisions of sections 25 and 26 VATA 1994.

7.8
Neither the Company nor any relevant associate (within the meaning of paragraph 3(7) Schedule 10 VATA 1994) has made any election under paragraph 2(1) Schedule 10 VATA 1994 in respect of any land in, over or in respect of which the Company has any interest, right or licence to occupy and the Company has no obligation to make such an election.

7.9
The Company does not own nor has at any time within the period of ten years preceding the date of this Agreement owned any assets which are capital items subject to the Capital Goods Scheme under Part XV of the VAT Regulations 1995.

7.10
The Company has complied in all material respects with all applicable VAT legislation, and all notices, provisions, agreements and conditions made or issued pursuant to such VAT legislation, and in particular has filed all returns and made all payments on a timely basis. The Company has not been required by any Taxation Authority to give security. The Company maintains all accounts, records, invoices and other documentation and information that it is required to maintain for the purposes of VAT.

8.	INTANGIBLE FIXED ASSETS

8.4
If each of the intangible assets of the Company were disposed of on the date of this Agreement for (in the case of each asset owned by the Company at the Accounts Date) a consideration equal to the value attributed to that intangible fixed asset (including goodwill) in preparing the Accounts or (in the case of each asset acquired since the Accounts Date) a consideration equal to the actual consideration given for the acquisition then (in the case of each asset so owned) no liability to tax would be incurred by the Company.

9.	EMPLOYEES

9.5
All National Insurance Contributions and sums payable to any Taxation Authority under the PAYE system by the Company have been paid and the Company has made all such deductions, retention and payments as should have been made in accordance with Part 11 of the ITEPA 2003 and all regulations made pursuant to ITEPA 2003.

9.6
No profit sharing, share option, share incentive or bonus schemes or other employment-related schemes or arrangements are currently operated by the Company for the benefit of its current or former officers or employees and no employment-related securities have been issues by the Company.

10.	INTERNATIONAL

10.4
The Company was incorporated in and is and always has been resident only in the United Kingdom for Taxation purposes and for the purposes of any double taxation agreement. The Company is not liable to, and has not at any time incurred any, or is required to be registered for any Taxation in any jurisdiction other than the United Kingdom or had a branch outside the United Kingdom or any permanent establishment outside the United Kingdom.

10.5
The Company does not hold directly or indirectly (or has not held in the last six years) any interest in a company which is a controlled foreign company any shares in a company which is not resident in the UK, a material interest in an offshore fund or a permanent establishment outside the UK.

11.	NON-ARM’S LENGTH TRANSACTIONS

11.2
The Company has not in the period of six years ending on the date of this Agreement been party to any non-arms length transaction or been party to any transaction or arrangement to which the provisions of part 4 of TIOPA 2010 or any other rule or provision could apply causing any Taxation Authority to issue an adjustment to the terms on which such transaction or arrangement is treated as being made for Taxation purposes.. The Company will not receive any payment for an asset or any services or facilities of any kind that it has supplied or provided or is liable to supply or provide which is less than the market value of that asset or those services or facilities.

11.3
The Company has sufficient records, documents and other evidence which are sufficient to satisfy any requirement to demonstrate that any transaction to which it was a party was entered into on arm's length terms.

12.	GROUPS OF COMPANIES

12.7	The Company has never been a 51 per cent subsidiary of any person within the meaning of section 1154 CTA 2010 (subsidiaries).

12.8
The Company has not at any time during the last six years acquired any asset from any company which at the time of the acquisition was a member of the same group of companies as defined in section 170 TCGA 1992.

13.	STAMP DUTIES

13.6
There is no instrument to which the Company is a party and which is necessary to establish the Company’s rights or the Company’s title to any asset, which is liable to stamp duty and which has not been duly stamped, or which would attract stamp duty, interest or penalties if brought into the United Kingdom.

13.7	Within the 3 years ending on the date of this Agreement, the Company has not made any claim for relief, exemption or deferral of stamp duty, stamp duty land tax or stamp duty reserve tax.

13.8
The Company is not nor may become liable to pay stamp duty land tax after Completion by reference to any land transaction, as defined in section 43 Finance Act 2003, to which it has been a party prior to Completion.

13.9	Neither entering into this Agreement nor Completion will result in the withdrawal of a stamp duty or stamp duty land tax relief granted on or before completion which will affect the Company.

14.	LOAN RELATIONSHIPS

14.4
There are no outstanding debts owed to or by the Company, or any securities issued by the Company or the Company owns or in which it has an interest, which will not be repaid at Completion, other than trade debts which fall within the exemption in section 251(1) TCGA 1992 and which do not arise out of loan relationships of the Company for the purposes of section 302 (1) and (2) CTA 2009.

15.	GROUP PAYMENT ARRANGEMENTS

15.13	The Company has not entered into any group payment arrangements under the provisions of section 36 Finance Act 1998.

16.	INHERITANCE TAX

16.7
No assets owned by or shares in the Company were acquired by the Company or (as the case may be) the Seller in circumstances such that any Taxation Authority charge to which they were subject immediately before such acquisition by virtue of sections 237 and 238 IHTA 1984 remains unsatisfied.

16.8	No assets owned by or shares in the Company are subject to any power of sale, charge or mortgage in accordance with section 212 IHTA 1984.

Schedule 7	Tax covenant

1.	DEFINITIONS AND INTERPRETATION

1.9	The definitions and rules of interpretation in this paragraph apply in this Tax Covenant.

1.10	Defined terms:
"Buyer Associate" means:

(a)	the Buyer;

(b)	the Company; and

(c)
any company or person (other than the Company) that may be treated for the purposes of any Taxation as being at any time after Completion either a member of the same group of companies as the Buyer or the Company or otherwise associated with the Buyer or the Company;

"Buyer's Relief" means any Relief or right to repayment of Taxation (including any repayment supplement) which:

(a)	arises to the Company, to the extent the Relief was not available before the Accounts Date but is available after the Accounts Date; or

(b)	arises to any Buyer Associate (other than the Company) (whenever such Relief or right to repayment of Taxation arises); or

(c)
was treated as an asset of the Company in the Completion Accounts or was taken into account in computing any deferred Tax asset which appears in the Completion Accounts or which was taken into account in computing and so reducing or eliminating any provision for Tax or deferred Tax which appears in the Completion Accounts (or which but for such Relief would have appeared in the Completion Accounts);

"Dispute" means any Tax Claim where conduct is delegated to the Majority Sellers pursuant to sub-paragraph 9.4 of this Tax Covenant or where the Company is requested to take any action pursuant to sub-paragraph 9.2 of this Tax Covenant;
"Event" means the existence of any state of affairs and any payment, transaction, act, omission or occurrence of whatever nature whether or not the Company or the Buyer is a party thereto and for the avoidance of doubt includes the execution of this Agreement and completion of the sale of the Shares to the Buyer, a change in residence and the death of any person and references to an Event occurring on or before Completion shall include an Event deemed, pursuant to any Taxation Statute, to occur or which is otherwise treated or regarded as occurring on or before Completion;
"IHT Liability" means:

(a)
any amount of inheritance tax in respect of which, as at Completion, any Taxation Authority or any other person has a charge on or a power to sell, mortgage or charge any of the Shares or assets of the Company; or

(b)
any amount of inheritance tax for which the Company becomes primarily or secondarily liable after Completion as a result of the death of any person or which gives rise after Completion to a charge on or to a power to sell, mortgage or charge any of the Shares or assets of the Company;

and in determining for the purposes of this Tax Covenant whether a charge on or power to sell, mortgage or charge any of the Shares or assets of the Company exists at any time the fact that any inheritance tax is not yet payable or may be paid by instalments shall be disregarded and such inheritance tax shall be treated as becoming due and a charge or power to sell, mortgage or charge as arising, on the date of the transfer of value or other date or event on or in respect of which it becomes payable or arises and the provisions of section 213 of the IHTA 1984 shall not apply;
"Liability for Taxation" means:

(a)
any liability of the Company to make a payment of or in respect of Taxation (including any such liability that has been discharged on or before Completion) whether or not the same is primarily payable by the Company and whether or not the Company has or may have any right of reimbursement against any other person or persons;

(b)
the Loss of any Relief where such Relief was treated as an asset of the Company in the Completion Accounts or was taken into account in computing any deferred Tax asset which appears in the Completion Accounts or where such Relief was taken into account in computing and so reducing or eliminating any provision for Tax or deferred Tax which appears in the Completion Accounts (or which but for such Relief would have appeared in the Completion Accounts) in which case the amount of the Liability for Taxation shall be the amount of Taxation which would (on the basis of tax rates current at the date of such Loss) have been saved but for such Loss assuming for this purpose that the Company had sufficient profits or was otherwise in a position to use the Relief;

(c)
the Loss of any right to repayment of Taxation (including any repayment supplement) which was treated as an asset in the Completion Accounts of the Company in which case the amount of the Liability for Taxation shall be the amount of the right to repayment and any related repayment supplement; and

(d)
the set-off or use against gross receipts, income, profits or gains earned, accrued or received or against any Tax chargeable in respect of an Event occurring on or before Completion of a Buyer's Relief in circumstances where, but for such set-off or use, the Company would have had a liability to make a payment of or in respect of Taxation for which the Buyer would have been able to make a claim against the Sellers under this Tax Covenant in which case the amount of the Liability for Taxation shall be the amount of Taxation saved by the Company as a result of such set-off or use;

"Loss" means the unavailability, non-existence, reduction, modification, loss, counteraction, nullification, disallowance, withdrawal or clawback for whatever reason;
"Relief" means any loss, relief, allowance, credit, exemption or set-off in respect of Taxation or any deduction in computing gross receipts, income, profits or gains for the purposes of Taxation;
"Seller Associate" means:

(a)	a Seller;

(b)
any company or person (other than the Company) that may be treated for the purposes of any Taxation at any time (whether before, on or after Completion) as being either a member of the same group of companies as the Sellers (or any of them) or otherwise associated with the Sellers (or any of them); and

(c)
any company or person (other than the Company) that may be treated for the purposes of any Taxation as being at any time prior to Completion either a member of the same group of companies as the Company or otherwise associated with the Company;

"Tax" or "Taxation" means:

(a)
all forms of direct and indirect taxation and statutory, governmental, state, federal, provincial, local government or municipal charges, duties (including stamp duties), imposts, contributions, levies, withholdings or liabilities wherever chargeable and whether of the UK or any other jurisdiction and whether levied by reference to income, profits, gains, net wealth, asset values, turnover, added value or other measure (including without limitation social security contributions and any other payroll taxes and including local authority rates) however imposed (whether by way of a withholding or deduction for on an account of tax or otherwise); and

(b)	any penalty, fine, surcharge, interest, charges or costs payable in connection with any Taxation within sub-paragraph (a) above;
"Taxation Authority" means HM Revenue & Customs, the Inland Revenue, Customs & Excise, the Department for Work and Pensions and any other governmental or other authority whatsoever competent to impose any Taxation whether in the United Kingdom or elsewhere;
"Taxation Statute" means any directive, statute, enactment, law or regulation wheresoever enacted or issued, coming into force or entered into providing for or imposing any Taxation and shall include orders, regulations, instruments, bylaws or other subordinate legislation made under the relevant statute or statutory provision and any directive, statute, enactment, law, order, regulation or provision which amends, extends, consolidates or replaces the same or which has been amended, extended, consolidated or replaced by the same;

"Tax Claim" means any assessment, self-assessment, notice, demand, letter or other document issued or action taken by or on behalf of any Taxation Authority from which it appears that the Company or the Buyer is or may be subject to a Liability for Taxation or other liability in respect of which the Sellers are or may be liable under this Tax Covenant; and
"VAT" means value added tax whether of the UK or elsewhere and any equivalent tax on sales or turnover and any tax supplementing or replacing the same.

1.11	The headings and sub-headings are for convenience only and shall not affect the construction of this Tax Covenant.

1.12
References to gross receipts, income, profits or gains earned, accrued or received shall include any gross receipts, income, profits or gains deemed pursuant to the relevant Taxation Statute to have been or treated or regarded as earned, accrued or received.

2.	COVENANT

2.22	Subject as hereinafter provided the Majority Sellers hereby covenant to pay to the Buyer (in accordance with the provisions of section 9.3 of this Agreement) an amount equal to:

(a)
any Liability for Taxation resulting from or by reference to any Event occurring on or before Completion or in respect of any gross receipts, income, profits or gains earned, accrued or received by the Company on or before Completion;

(b)	any Liability for Taxation falling within sub-paragraph (d) of that definition (the set-off or use of a Buyer's Relief);

(c)
any Liability for Taxation, including liability for payments in respect of Taxation, which arises solely as a result of the relationship for Taxation purposes of the Company with any person other than a member of the Buyer's Tax Group, whensoever arising;

(d)
any Liability for Taxation which arises as a result of any Event which occurs after Completion pursuant to a legally binding obligation (whether or not conditional) entered into by the Company on or before Completion otherwise than in the ordinary course of business;

(e)
any Liability for Taxation which arises at any time (being a liability for the Company to account for income tax or national insurance contributions) in respect of the grant, exercise, surrender, exchange or other disposal of an option or other right to acquire securities or in respect of any acquisition, holding or disposal of employment-related securities (as defined for the purposes of Part 7 of ITEPA 2003) where the acquisition of the security or the grant of the option or other right to acquire the security occurred on or before Completion;

(f)
any Liability for Taxation that arises at any time under Part 7A of ITEPA 2003 (introduced by the Finance Act 2011 with effect from 6 April 2011) including any liability arising as a consequence of any payments or loans made to, any assets made available or transferred to, or any assets earmarked, however informally, for the benefit of, any employee or former employee of the Company, or for the benefit of any relevant person, by an employee benefit trust or another third party where the arrangement giving rise to the charge was entered into at a time when the third party was acting on the instructions of, or for the benefit of, the Sellers or an associate of any of the Sellers;

(g)	any IHT Liability;

(h)
any amount which the Company is liable to pay pursuant to an indemnity, guarantee or covenant entered into before Completion under which the Company has agreed to meet or pay a sum equivalent to or by reference to another person's liability to Taxation;

(i)
any stamp duty (including any interest, fines or penalties) which is chargeable on any instrument executed prior to Completion where (a) it is necessary to produce the document as a result of the refusal of a Taxation Authority to allow a Relief to the Company without the production of such document or (b) such document is required as evidence in civil proceedings or a hearing (having force of law) before an arbitrator or referee or (c) such document is necessary to effect registration in respect of the holding of an asset and such registration is necessary to protect the rights of the holder in respect thereof;

(j)
all costs and expenses properly incurred and payable by the Company or the Buyer in connection with any action taken to avoid resist or settle any Tax Claim, Liability for Taxation or other liability under this paragraph 2 or otherwise taking or defending any action under this Tax Covenant.

3.	LIMITATION OF MAJORITY SELLERS' LIABILITY

3.26	The covenant given by paragraph 2 above shall not cover any Liability for Taxation:

(t)	to the extent that a specific provision or reserve in respect thereof (not being a deferred taxation provision or reserve) was made in the Completion Accounts;

(u)	to the extent recovery (less costs and expenses) has been made by the Buyer under any other provision of this Agreement in respect of the same loss, damage or deficiency;

(v)
to the extent that such Liability for Taxation arises or is increased as a result only of any change in law (other than a change targeted specifically at countering a tax avoidance scheme) announced and coming into force after the date of Completion with retrospective effect;

(w)
to the extent that such liability arises as a result of a change after Completion in any accounting policy of the Company (other than any change necessary to comply with the law or intended to bring the accounting policy into line with generally accepted accounting practice as at Completion);

(x)
to the extent that such Liability for Taxation would not have arisen but for a voluntary act or transaction carried out by the Buyer or the Company after the date hereof otherwise than in the ordinary course of business and otherwise than as compelled by law or pursuant to a legally binding obligation created on or before the date hereof, where in either such case such act or transaction was carried out without the consent of the Sellers or any of them and where the Buyer or the Company knew that such act or transaction would give rise to such Liability for Taxation;

(y)
to the extent that such liability would not have arisen or would have been reduced but for a failure or omission on the part of the Buyer or the Company after Completion to make any election, claim, surrender or disclaimer, or give any notice or consent, in relation to Taxation, the anticipated making giving or doing of which was taken into account in computing any provision or reserve for Taxation in preparing the Completion Accounts but only to the extent that the Buyer has been notified in writing within a reasonable time, with specific reference to this sub-paragraph, of the need to make any such election, claim, surrender or disclaimer or give any notice or consent.

(z)	to the extent that the rate of Tax is increased as a result of the Company being part of the Buyer’s Group.

4.	PAYMENT DATE AND INTEREST

4.9
Where the Majority Sellers are liable to make any payment under paragraph 2, the due date for the making of that payment by way of cleared immediately available funds (the "Due Date") shall be the date falling 3 Business Days after the Buyer has served a notice on the Sellers demanding that payment or, if later:

(c)
in a case that involves a Liability for Taxation falling within sub-paragraph (a) of that definition (an actual payment of Taxation) 5 Business Days prior to the last date on which the Taxation in question has to be paid to the relevant Taxation Authority in order to prevent a liability to interest or a fine, surcharge or penalty from arising in respect of the Liability for Taxation in question; or

(d)
in any case that involves a Liability for Taxation falling within sub-paragraph (b) of that definition (the Loss of any Relief), 5 Business Days prior to the last date upon which Taxation is or would have been required to be paid to the relevant Taxation Authority in respect of the period in which the Loss of the Relief occurs (assuming for this purpose that the Company had sufficient profits or was otherwise in a position to use the Relief); or

(e)
in any case that involves a Liability for Taxation falling within sub-paragraph (c) of that definition (the Loss of any right to repayment of Taxation), the date falling 3 Business Days after the Buyer notifies the Majority Sellers that the loss of the right to repayment has occurred; or

(f)	in any case that involves a Liability for Taxation falling within sub-paragraph (d) of that definition (the set-off or use of a Buyer's Relief), the date upon which the Taxation saved by the Company would have been required to be paid to the relevant Taxation Authority.

4.10
Any dispute as to the amount specified in any notice served on the Majority Sellers under sub-paragraph 4.1 or as to the Due Date shall, unless the parties agree otherwise, be determined by the auditors of the Company for the time being, acting as expert and not as arbitrator (the costs of that determination being shared equally by the Sellers and the Buyer).

4.11
If any sum required to be paid by the Majority Sellers under this Tax Covenant is not paid on the Due Date, then, except to the extent that the Majority Sellers liability under paragraph 2 compensates the Buyer for the late payment by virtue of it extending to interest and penalties, such sum shall bear interest (which shall accrue after as well as before any judgment for the same) at the rate of 2 per cent per annum over the base rate from time to time of Barclays Bank plc or (in the absence thereof) at such similar rate as the Buyer shall select. The interest will accrue from day to day on the basis of the actual number of days elapsed and a 365-day year and shall be payable on demand and compounded monthly.

5.	GROSSING UP

5.13	Any sum payable by the Majority Sellers to the Buyer under this Tax Covenant shall be paid free and clear of any deduction or withholding whatsoever, save only as may be required by law.

5.14
If any deduction or withholding is required by law to be made from any payment by the Majority Sellers under this Tax Covenant (other than a payment of interest made pursuant to sub-paragraph 4.3), the Majority Sellers shall increase the amount of the payment by such additional amount as is necessary to ensure that the net amount received and retained by the Buyer (after taking account of any deduction or withholding) is equal to the amount which it would have received and retained had the payment in question not been subject to any deduction or withholding.

5.15
If the Buyer is subject to Taxation in respect of any payment by the Majority Sellers under this Tax Covenant (other than a payment of interest made pursuant to sub-paragraph 4.3) or if the Buyer would have been subject to Taxation but for the availability to the Buyer of any Buyer's Relief, the Majority Sellers shall increase the amount of the payment by such additional amount as is necessary to ensure that the net amount received and retained by the Buyer (after taking account of all Taxation) (or the net amount that would have been received and retained but for the availability of the Buyer's Relief) is equal to the amount which it would have received and retained had the payment in question not been subject to Taxation.

6.	RECOVERY FROM OTHER PERSONS

6.5
Where the Buyer or the Company is or becomes entitled to recover from some other person not being a Buyer Associate (but including any Taxation Authority) any amount which is referable to a Liability for Taxation which has resulted in a payment being made by the Majority Sellers under this Tax Covenant, the Buyer shall or shall procure that the Company shall:

(a)	notify the Warrantor of its entitlement as soon as reasonably practicable; and

(b)
if required by the Majority Sellers and, subject to the Buyer and the Company being secured and indemnified by the Majority Sellers against any Taxation that may be suffered on receipt of that amount and any costs and expenses incurred in recovering that amount, take or procure that the Company takes all reasonable steps to enforce that recovery provided that the Buyer shall not be required to take any action pursuant to this paragraph 6.1 (other than an action against:

(i)	a Taxation Authority; or

(ii)	a person who has given Tax advice to the Company on or before Completion);
which, in the Buyer’s reasonable opinion, is likely to harm its or the Company’s commercial or employment relationship (potential or actual) with that or any other person.

6.6	If the Buyer or the Company recovers any amount referred to in this paragraph 6 then the Buyer shall account to the Majority Sellers for the lesser of:

(d)
any amount recovered (including any related interest or related repayment supplement) less any Taxation suffered (or that would be suffered ignoring the availability of any Buyer's Relief) in respect of that amount and less any costs and expenses incurred in recovering that amount (save to the extent that that amount has already been made good by the Majority Sellers under this Tax Covenant or under the Sale Agreement); and

(e)	the amount paid by the Majority Sellers under paragraph 2 in respect of the Liability for Taxation in question.

7.	OVERPROVISIONS AND SAVINGS

7.11	If the auditors of the Company for the time being (the "Auditors") (at the Majority Sellers request and expense) determine in writing:

(k)	that any provision for Taxation in the Completion Accounts (other than a provision for deferred Taxation) is an overprovision (an "Overprovision"); or

(l)
that any Liability for Taxation which has resulted in a payment being made by the Majority Sellers under this Tax Covenant has given rise to a repayment of any Taxation or a Relief for the Buyer or the Company which is attributable to the Liability for Taxation in question and which would not otherwise have arisen (a "Saving");

then the Overprovision or Saving will be dealt with in accordance with this paragraph 7.

7.12	The amount of the Overprovision or Saving (as determined by the Auditors) less any costs incurred by the Company or the Buyer in obtaining the Overprovision or Saving:

(i)	shall first be set-off against any payment then due from the Majority Sellers under this Tax Covenant; and

(j)	to the extent there is an excess, shall be carried forward and set-off against any future payment or payments that become due from the Majority Sellers under this Tax Covenant.

7.13
Where any determination in relation to an Overprovision or Saving has been made, the Majority Sellers or the Buyer may request the Auditors (at the expense of the party making the request) to review such determination in the light of all relevant circumstances including facts which have become known only since such determination and to determine whether such determination remains correct and whether the amount that was the subject of such determination should be amended. If the Auditors determine that the amount should be amended, an adjusting payment shall be made as soon as practicable by the Majority Sellers or (as the case may be) to the Majority Sellers.

8.	CORPORATION TAX RETURNS

8.5
Subject to sub-paragraph 8.2 and to sub-paragraph 8.4, for all accounting periods ended on or prior to Completion, the Majority Sellers or their duly authorised agents shall, at the Majority Sellers sole cost and expense, prepare the tax returns and computations of the Company for accounting periods ending on or before Completion (the "Pre Completion Returns") and shall prepare all related documentation and correspondence and shall have conduct of the negotiation and agreement of the Pre Completion Returns.

8.6	The Majority Sellers shall or shall procure that their duly authorised agents shall:

(d)
submit any Pre Completion Return which has not before Completion been submitted to the applicable Taxation Authority to the Buyer at least 30 days before the date upon which it is required to be filed with the applicable Taxation Authority without incurring interest and penalties;

(e)
submit copies of all other correspondence and other documents that are to be submitted to any Taxation Authority in connection with the Pre Completion Returns to the Buyer at least 10 Business Days before submission;

(f)	take account of all reasonable comments made by the Buyer in relation to the Pre Completion Returns, correspondence and other documents;

(g)
not without the prior written consent of the Buyer (not to be unreasonably withheld or delayed) transmit any communication (written or otherwise) to any Taxation Authority or agree any matter with any Taxation Authority;

(h)	keep the Buyer fully and promptly informed of the progress of any negotiations with any Taxation Authority; and

(i)	take all reasonable steps and use its best endeavours to ensure that the Pre Completion Returns are prepared and agreed with the applicable Taxation Authority as soon as possible.

8.7
The Buyer shall procure that the Pre Completion Returns and other documentation mentioned in sub-paragraph 8.1 shall, subject to sub-paragraph 8.2 to the extent not authorised signed or submitted before Completion, be authorised, signed and submitted to the applicable Taxation Authority without amendment or with such amendments as the Buyer reasonably considers to be necessary and shall give the Majority Sellers or their agents all such assistance as may reasonably be required (at the Majority Sellers cost and expense) to agree the Pre Completion Returns with the applicable Taxation Authority PROVIDED THAT the Buyer shall not be obliged to incur any material cost or expense in doing so or to take any such action in relation to any Pre Completion Return that is not full, true and accurate in all respects.

8.8	The Majority Sellers rights under this paragraph 8 shall cease if in the reasonable opinion of the Buyer:

(a)
the Majority Sellers are in material non-remediable breach of their obligations under sub-paragraph 8.2 or are in material remediable breach and fail to remedy such breach within 14 days following service by the Buyer of a written notice specifying the breach and requiring it to be remedied; or

(b)	any Pre Completion Return or other document prepared by or on behalf of the Majority Sellers pursuant to sub-paragraph 8.1 is false, misleading, incomplete or inaccurate in any material respect.

8.9
For the avoidance of doubt, this paragraph 8 shall not apply or shall cease to apply to any matter that is or becomes the subject of a Tax Claim and that is therefore governed by paragraph 9 of this Tax Covenant.

9.	DISPUTES AND CONDUCT OF TAX CLAIMS

9.7
If the Buyer or the Company shall become aware of a Tax Claim of which none of the Majority Sellers is then aware, the Buyer shall give or shall procure that notice in writing is given to the Majority Sellers within a reasonable time thereafter but so that any notice which any of the Majority Sellers has in their capacity as a director of the Company for the time being or in any other capacity shall be deemed to be awareness by them for the purpose of this sub-paragraph.

9.8
Subject to sub-paragraph 9.3, if the Majority Sellers shall indemnify and secure the Company and/or (as the case shall require) the Buyer to the Buyer's reasonable satisfaction against all liabilities, costs, damages or expenses (including a reasonable amount in respect of management time) which may be incurred thereby including any additional Liability for Taxation, the Buyer shall and shall procure that the Company shall take such action as the Majority Sellers may reasonably request by notice in writing given to the Company and the Buyer to avoid, dispute, defend, resist, appeal, compromise or settle such Tax Claim.

9.9
The Majority Sellers’ rights under this paragraph 9 shall cease and the Buyer shall have the conduct of a Dispute absolutely (without prejudice to its rights under this Tax Covenant) and shall be free to pay or settle any Tax Claim on such terms as the Buyer or the Company may in its absolute discretion consider fit if:

(m)
the Majority Sellers do not request that the Buyer or the Company take any action under sub-paragraph 9.2 of this Tax Covenant (or if the Majority Sellers fail to indemnify and secure the Buyer and the Company to the Buyer's reasonable satisfaction) within a period of time that is reasonable having regard to the nature of the Tax Claim and the existence of any time limit in relation to avoiding, disputing, defending, resisting, appealing or compromising such Tax Claim and which period shall not in any event:

(i)
exceed a period of 14 days commencing with the date of the notice given pursuant to sub-paragraph 9.1 (or, where no actual notice was given in accordance with sub-paragraph 9.1, the date that the Buyer or the Company became aware of a Tax Claim or was deemed to become aware of a Tax Claim); or

(ii)
end later than 5 Business Days prior to the last date on which an appeal may be made in relation to the Dispute in question PROVIDED THAT the Majority Sellers have had or are deemed to have had at least 5 Business Days notice of the Tax Claim in question;

(n)	the Majority Sellers notify the Buyer or the Company to the effect that they no longer wish to pursue the Dispute;

(o)
the Majority Sellers fail within 10 Business Days of a reasonable written request by the Buyer or the Company to provide reasonable clarification of any action that the Company or the Buyer is requested to take under sub-paragraph 9.2;

(p)
a Taxation Authority alleges that (prior to Completion) there was any action or omission by the Company or that (at any time) there was any action or omission by the Majority Sellers or any of them which constitutes fraudulent conduct or deliberate default;

(q)
in the reasonable opinion of the Buyer the Majority Sellers are in material non-remediable breach of their obligations under sub-paragraph 9.2 or sub-paragraph 9.3 or are in material remediable breach and fail to remedy such breach within 10 Business Days following service by the Buyer of a written notice specifying the breach and requiring it to be remedied;

(r)
the dispute involves an appeal against a determination by the Tax Chamber of the First-tier Tribunal or higher tribunal, unless the Majority Sellers have obtained the opinion of Tax counsel of at least 5 years standing that there is a reasonable prospect that the appeal will succeed.

9.10
Subject to sub-paragraph 9.3, by agreement in writing between the Buyer and the Majority Sellers , the conduct of a Tax Claim may be delegated to the Majority Sellers upon such terms as may be agreed from time to time between the Buyer and the Majority Sellers PROVIDED THAT, unless the Buyer and the Majority Sellers specifically agree otherwise in writing, the following terms shall be deemed to be incorporated into any such agreement:

(k)	the appointment of solicitors or other professional advisers shall be subject to the approval of the Buyer, such approval not to be unreasonably withheld or delayed;

(l)
all communications (written or otherwise) pertaining to the Dispute which are to be transmitted to the relevant Taxation Authority shall first be submitted to the Buyer and the Company for approval and shall only be finally transmitted if such approval is given, such approval not to be unreasonably withheld or delayed;

(m)	the Majority Sellers shall take account of all reasonable comments made by the Buyer in relation to the conduct of the Dispute;

(n)
reasonable advance written notice of any meeting that is to take place with a representative or representatives of any Taxation Authority together with an outline of the issues that it is anticipated will be addressed shall be given to the Buyer and the Company and the Buyer shall be entitled to nominate a person or persons to attend any such meeting;

(o)
the Majority Sellers shall keep the Buyer fully and promptly informed in writing of the progress of any Dispute and the Buyer shall be promptly sent copies of all correspondence and notes or other written records of telephone conversations or meetings and, in the event that there is no written record, shall be given an immediate report of any telephone conversation with any Taxation Authority to the extent that it relates to a Dispute;

(p)	the Majority Sellers shall take all reasonable steps and use their best endeavours to agree any Dispute with the applicable Taxation Authority within a reasonable time; and

(q)
the Majority Sellers shall make no settlement or compromise of the Dispute or agree any matter in the conduct of the Dispute which is likely to affect the amount thereof or the future liability to Taxation of any Buyer Associate without the prior written approval of the Company or the Buyer (not to be unreasonably withheld or delayed).

9.11
The Buyer shall provide and procure that the Company provides to the Majority Sellers and the Majority Sellers' professional advisors reasonable access to premises and personnel and to any relevant assets, documents and records within their power, possession or control for the purpose of investigating the matter and enabling the Majority Sellers to take such action as is referred to in this paragraph 9.

9.12
For the avoidance of doubt, no obligation imposed on the Buyer pursuant to this paragraph 9 shall be a condition precedent to the liability of the Majority Sellers under this Tax Covenant and neither the Buyer nor the Company shall be subject to any claim by or liability to any of the Majority Sellers for non-compliance with any of the foregoing provisions of this paragraph 9 if the Buyer or the Company has bona fide acted in accordance with the instructions of any one or more of the Majority Sellers.

10.	GENERAL

10.6
For the purposes of determining whether a Liability for Taxation or a Relief relates to a pre or post Completion period, an accounting period of the Company shall be deemed to have ended on Completion.

11.	R & D ALLOWANCES

11.4
The Sellers have advised that they have an outstanding claim in respect of R&D Allowances for the accounting period ending 30 April 2013 (which has not yet been submitted to HMRC) and that a similar claim is likely to apply in relation to the financial year ending 30 April 2014.

11.5
The Sellers shall use reasonable endeavours to ensure that a claim for the aforementioned R&D Allowance relating to the accounting period ending 30 April 2013 is submitted to HMRC as soon as possible and in accordance with the provisions of paragraph 8 of this Schedule 7.

11.6
It is envisaged that the Company will receive a tax credit from HMRC in respect of the claims for the R&D Allowances. The Buyer shall or shall procure that the Company shall notify the Sellers of the receipt of the tax credit as soon as reasonably practicable and the R&D Allowances shall be dealt with in accordance with this paragraph 11.

11.7
Where an R&D Allowance is received from HMRC as a cash payment, the full amount of the payment (in relation to a claim for the accounting period ending 30 April 2013) or a pro rata amount of the payment based on the number of days between 1 May 2013 and Completion (in relation to a claim for the accounting period ending 30 April 2014) less any costs incurred by the Company or the Buyer in obtaining the payment:

(s)	shall first be set-off against any payment then due from the Sellers under this Agreement; and

(t)
to the extent there is an excess, it shall be promptly (and in any event within 10 Business Days of receipt) refunded to the Sellers’ Representative for distribution to the Sellers (at the discretion of the Sellers’ Representative).

11.8
Where an R&D Allowance is received from HMRC as a tax credit, then the full amount of the credit (in relation to a claim for the accounting period ending 30 April 2013) or a pro rata amount of the credit based on the number of days between 1 May 2013 and Completion (in relation to a claim for the accounting period ending 30 April 2014) less any costs incurred by the Company or the Buyer in obtaining the tax credit shall only be refunded to the Sellers’ Representative for distribution to the Sellers (at the discretion of the Sellers’ Representative) to the extent that the Company has been able to utilise the tax credit and has actually reduced or extinguished a tax liability as a result of the tax credit.

11.9	For the purposes of this paragraph 11 any reference to a claim regarding R & D Allowances shall mean a claim which is made in accordance with Chapter 2 of Part 13 CTA 2009.

Schedule 8	Intellectual Property Rights

Part 1.	Registered Intellectual Property Rights owned by the Company
The Company does not have any registered intellectual property rights that are still current. Expired Patents registered to Trevor Thomas Jenkins have been Disclosed.

Part 2.	Registered Intellectual Property Rights owned by a third party and used or held for use by the Company
The Company uses the CE mark and the π mark. All relevant permissions have been Disclosed.

Part 3.	Material unregistered Intellectual Property Rights owned by the Company
The Company owns the material unregistered intellectual property rights to the following items (to the extent that they arise by operation of law):

a)	Automated regulator encapsulated valve assembly machine

b)	Automated optical regulator seat inspection and sorting machine

c)	Drawings created by the Company

Part 4.	Material unregistered Intellectual Property Rights owned by a third party and used or held for use by the Company
The Company does not use any such intellectual property rights owned by a third party.

Part 5.	Particulars of licenses, agreements, authorisations, and permissions granted by third parties relating to Intellectual Property Rights listed in Part 2 and Part 4 of Schedule 9.
Please see Part 2.

Part 6.	Particulars of licenses, agreements, authorisations, and permissions granted by the Company relating to Intellectual Property Rights listed in Parts 1 to 4 of Schedule 9.

None.

Schedule 9	Information technology

Part 1.	Particulars of IT system
 Software Licences
Windows 7 x 26
Windows Vista x 2
Windows XP x 31
Windows 98 x 2
Windows Small Business Server 2008 x 2

MS Office Home & Business 2013 x 5
MS Office Home & Business 2010 x 29
MS Project Standard 2010 x 1
Maximizer CRM x 11
Progress Plus x 29
Solid Works 2013Professional x 1 Standard x 3
AutoCad LT 2006 x 1
3DVIA Composer x1
Smartdraw6 Professional x 1
Pegasus Opera II x 5
Trend Micro x 46
BDO LLP P11D Enterprise x 1
UPS World Ship 2013 x 5
TNT Express Shipper x 5
CIMCO machine shop DNC software licenced for 11 machining centres, 5 reporting clients and 3 editors)
Adobe In Design x 1
Adobe Photoshop elements x1

Free Ware
*Acrobat Reader
*Cute PDF
Shrew Soft VPN x 10
Occasional free ware/trial diagnostic software as used by the IT department such as ccleaner, malwarebytes, seatools etc.

List excludes equipment specific software such as printer drivers etc.
* installed on all PC’s

Part 2.	Particulars of IT contracts

 DNC Max 6 System Support Contract
Berkley Myles Solutions Ltd Maintenance Support Services Agreement
IcoSys Maintenance Contract
TMB Pegasus Support Contract
Maximizer Software Assurance Agreement

Schedule 10	Particulars of Properties

Part 1.	Freehold Properties

Description of the Property	The freehold land showed edged red on the title plans for the title number shown below being Gas Arc Group Ltd, Vinces Road, Diss, Norfolk IP22 4WW
Owner	Gas Arc Group Limited
Registered/unregistered (and title number)	NK414392 and NK174159
Occupier	Gas Arc Group Limited
Current Use	Currently used for office and manufacturing.

Schedule 11	Eligible Employees

	Payroll	Dept	Start Date
Name	No.

Ph ELVIN	C020	Mach Shop	01/06/1980
K GINGELL	C014	Assembly	21/02/1983
R NEAL	C023	Mach Shop	10/03/1985
M LIU	C018	Despatch	27/05/1986
M GLOVER - (H)	C029	Mach Shop	29/06/1992
R COSSEY	C047	Mach Shop	02/08/1993
T ORVIS - (H)	C043	Mach Shop	05/08/1993
J BLOXSOME - p/t	C114	Assembly	31/10/1994
B TOMKINSON	A127	Admin	13/03/1995
J DUNNETT	C016	Despatch	11/09/1995
C BYDE - (H)	C027	Mach Shop	23/01/1996
P MILDWATER	C006	Stores	03/06/1996
R LEGGETT	C099	Mach Shop	20/01/1997
S SUTTON	C106	Despatch	13/05/1997
T GOODERHAM	C151	Mach Shop	02/03/1998
R RUDKIN	C170	Mach Shop	18/01/1999
C WYTHE	C224	Mach Shop	08/05/2000
J HOWELL - p/t	A235	Admin	28/09/2000
D SMITH	C267	Assembly	08/10/2001
P BRIDGES	C324	Assembly	09/08/2004
J DAKIN	A349	Admin	15/02/2006
C GRIMSHAW	C348	Stores	16/08/2006
M PAINES	C351	Assembly	04/12/2006
M HARPER	A357	Admin	14/05/2007
J BISHOP	C358	Stores	30/07/2007
M SANFORD	C361	Stores	08/10/2007
J TUBBY	C362	I & S	19/11/2007
P CLARKE	C366	I & S	03/03/2008
D LEEDER	C367	I & S	10/03/2008
S MILLS	C369	Assembly	07/04/2008
A TURNER	C370	I & S	30/06/2008
S KRUSE	C375	Prod Office	02/02/2009
R WOODS	C376	I & S	21/09/2009
V FORSTER	C377	Assembly	23/11/2009
I NEAL	C379	Assembly	15/02/2010
A ALGER	C380	I & S	26/04/2010
N DAY	B382	Customer Services	28/06/2010
A MORALEE	C382	Assembly	28/06/2010
S PRENTICE	C392	Assembly	11/10/2010
T PRUNOMOHADI	C394	Stores	17/01/2011
L LAWRENCE	C395	Assembly	14/02/2011
D LOFTUS	C396	I & S	15/02/2011

R HAMBLING	C400	I & S	25/07/2011
D BILNER - (H)	C401	Mach Shop	25/07/2011
M CROSS	C404	Mach Shop	30/08/2011
B WILKINSON	B404	Customer Services	19/09/2011
T CHESSMAN	C406	Mach Shop	31/10/2011
D HUGMAN	C407	Assembly	31/10/2011
T MOYLE	C410	Assembly	23/01/2012
K TYE	A413	Admin	14/02/2012
K CLARK	B414	Customer Services	27/02/2012
R GREEN	C413	Mach Shop	03/07/2012
K GODDARD	C414	Assembly	28/08/2012
C BEALL	C416	Mach Shop	15/04/2013
G MILLER*	C417	I & S	27/08/2013
N Cooper	S014	Production	15/06/92
E Fairweather	S020	Production	18/07/94
M Turner	S009	Production	29/03/99
M Prettyman	S036	Design	06/09/04
S Woods	S024	Sales	03/04/06
M Webster	S019	Production	10/07/06
W Whittaker	S021	Customer Services	19/03/07
S Kerr	S025	Production	23/06/08
T Debruijn	S032	Production	05/07/10
J Levett	S031	Sales	22/11/10

T Sczecina	S035	Production	14/02/12
W Landymore	S038	Design	02/01/13

*    G Miller is an Employee but not an Eligible Employee due to his length of employment.

Signed by AUSTYN TREVOR JENKINS	/s/ Austyn Trevor Jenkins

Signed by TREVOR THOMAS JENKINS	/s/ Trevor Thomas Jenkins

Signed by CLIVE DAVID MATTHEWS	/s/Clive David Matthews.
Signed by DARREN JAMES WHITING	/s/ Darren James Whiting
Signed by STEVEN GRAHAM BACON	/s/ Steven Graham Bacon
Signed by JOHN HENRY GRAY	/s/ John Henry Gray
Signed by KENNETH JAMES PEARL	/s/ Kenneth James Pearl
Signed by GARETH JAMES TOYER	/s/ Gareth James Toyer

Signed for and on behalf of VICTOR TECHNOLOGIES (UK) LIMITED	/s/ Jeffrey S. Kulka Director

Executed as a Deed by VICTOR TECHNOLOGIES LIMITED acting by Mr J Kulka (Director) in the presence of:-
Witness signature /s/ Paul Whittingham

Witness Address Waterfront House
   Wherry Quay, Ipswich
Witness Occupation Solicitor